                                                                    Exhibit 1

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                            AGREEMENT AND PLAN OF MERGER


                                       Among


                              THE ALPINE GROUP, INC.,

                                   REFRACO INC.,

                          AMERICAN PREMIER HOLDINGS, INC,

                              MINERALS TRADING, INC.,

                                  RALPH FEUERRING,

                                  CHARLES GEHRET,

                                    JOHN GEHRET

                                        and

                                    STANLEY WEISS




                           Dated as of January 18, 1998

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

                                  TABLE OF CONTENTS

ARTICLE I          ACTIONS PRIOR TO THE MERGER............................  1
    SECTION 1.1.   Drop-Down, Dividend And The Split-Off..................  1

ARTICLE II         THE MERGER.............................................  2
    SECTION 2.1.   The Merger.............................................  2
    SECTION 2.2.   Effective Time.........................................  2
    SECTION 2.3.   Effect of the Merger...................................  2
    SECTION 2.4.   Certificate of Incorporation; By-Laws..................  3
    SECTION 2.5.   Directors and Officers.................................  3
    SECTION 2.6.   Conversion of Securities...............................  3
    SECTION 2.7.   Refraco Class B Common Stock Purchase..................  4
    SECTION 2.8.   Surrender and Payment..................................  5
    SECTION 2.9.   Closing................................................  5

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF ALPINE AND
                   REFRACO................................................  7
    SECTION 3.1.   Organization and Qualification; Subsidiaries...........  7
    SECTION 3.2.   Authority Relative to this Agreement and Related
                   Matters................................................  8
    SECTION 3.3.   Certificate of Incorporation and By-Laws...............  9
    SECTION 3.4.   Capitalization.........................................  9
    SECTION 3.5.   No Conflict; Required Filings and Consents............. 10
    SECTION 3.6.   SEC Filings; Financial Statements; Liabilities......... 11
    SECTION 3.7.   Brokers................................................ 12
    SECTION 3.8.   Board and Stockholder Approvals........................ 13
    SECTION 3.9.   No Intention of Disposition, Etc. ..................... 13
    SECTION 3.10.  Absence of Certain Changes or Events................... 15
    SECTION 3.11.  Absence of Litigation.................................. 15
    SECTION 3.12.  Employee Benefit Plans................................. 15
    SECTION 3.13.  Permits and Licenses................................... 17
    SECTION 3.14.  Properties, Contracts and Insurance.................... 18
    SECTION 3.15.  Compliance with Environmental Laws..................... 18
    SECTION 3.16.  Employment Matters..................................... 21
    SECTION 3.17.  Transactions with Affiliates........................... 22
    SECTION 3.18.  Books and Records...................................... 22
    SECTION 3.19.  Improper Payments...................................... 22
    SECTION 3.20.  Full Disclosure........................................ 22
    SECTION 3.21.  Tax Returns, Audits and Liabilities.................... 23
    SECTION 3.22.  Title to Properties; Absence of Encumbrances........... 24
    SECTION 3.23.  Real Property.......................................... 24
    SECTION 3.24.  Financing.............................................. 25

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF THE APHI
                   SHAREHOLDERS........................................... 25
    SECTION 4.1.   Organization and Qualification; Subsidiaries........... 25
    SECTION 4.2.   Authority Relative to this Agreement and Related
                   Matters................................................ 26
    SECTION 4.3.   Certificate of Incorporation and By-Laws............... 26
    SECTION 4.4.   Capitalization......................................... 26
    SECTION 4.5.   No Conflict; Required Filings and Consents............. 27
    SECTION 4.6.   Financial Statements; Liabilities...................... 28
    SECTION 4.7.   Brokers................................................ 29
    SECTION 4.8.   Board and Stockholder Approvals........................ 29
    SECTION 4.9.   Intentionally Omitted.................................. 29
    SECTION 4.10.  Absence of Certain Changes or Events................... 29
    SECTION 4.11.  Absence of Litigation.................................. 30
    SECTION 4.12.  Employee Benefit Plans................................. 30
    SECTION 4.13.  Permits and Licenses................................... 32
    SECTION 4.14.  Properties, Contracts and Insurance.................... 33
    SECTION 4.15.  Compliance with Environmental Laws..................... 34
    SECTION 4.16.  Employment Matters..................................... 36
    SECTION 4.17.  Transactions with Affiliates........................... 38
    SECTION 4.18.  Books and Records...................................... 38
    SECTION 4.19.  Improper Payments...................................... 38
    SECTION 4.20.  Full Disclosure........................................ 38
    SECTION 4.21.  Tax Returns, Audits and Liabilities.................... 39
    SECTION 4.22.  Title to Properties; Absence of Encumbrances........... 41
    SECTION 4.23.  Real and Personal Property............................. 42
    SECTION 4.24.  Inventory.............................................. 42
    SECTION 4.25.  Accounts Receivable.................................... 43
    SECTION 4.26.  Active Conduct of Business, Etc. ...................... 43
    SECTION 4.27.  Certain Additional Representations..................... 45

ARTICLE IVA        CERTAIN ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
                   THE APHI SHAREHOLDERS.................................. 46
    SECTION 4A.1.  Title to Shares........................................ 46
    SECTION 4A.2.  Authority Relative to this Agreement................... 46
    SECTION 4A.3.  No Conflict; Required Filings and Consents............. 47
    SECTION 4A.4.  No Intention of Disposition, Etc. ..................... 48
    SECTION 4A.5.  Acquisition of Stock for Investment.................... 50
    SECTION 4A.6.  Brokers................................................ 51
    SECTION 4A.7.  Absence of Litigation.................................. 51
    SECTION 4A.8.  Full Disclosure........................................ 51

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL SHAREHOLDERS WITH RESPECT TO THE AM DIVISION AND AMI... 51
    SECTION 5.1.   Intentionally Omitted.................................. 51
    SECTION 5.2.   Intentionally Omitted.................................. 51
    SECTION 5.3.   Intentionally Omitted.................................. 51
    SECTION 5.4.   Intentionally Omitted.................................. 52
    SECTION 5.5.   Financial Statements; Liabilities...................... 52
    SECTION 5.6.   Intentionally Omitted.................................. 52
    SECTION 5.7.   Absence of Certain Changes or Events................... 52
    SECTION 5.8.   Absence of Litigation.................................. 53
    SECTION 5.9.   Employee Benefit Plans................................. 53
    SECTION 5.10.  Permits and Licenses................................... 55
    SECTION 5.11.  Properties, Contracts and Insurance.................... 56
    SECTION 5.12.  Compliance with Environmental Laws..................... 57
    SECTION 5.13.  Employment Matters..................................... 59
    SECTION 5.14.  Transactions with Affiliates........................... 60
    SECTION 5.15.  Books and Records...................................... 61
    SECTION 5.16.  Improper Payments...................................... 61
    SECTION 5.17.  Full Disclosure........................................ 61
    SECTION 5.18.  Title to Properties; Absence of Encumbrances........... 61
    SECTION 5.19.  Real and Personal Property............................. 62
    SECTION 5.20.  Active Conduct of Business............................. 63

ARTICLE VI         COVENANTS OF APHI AND THE APHI SHAREHOLDERS............ 65
    SECTION 6.1.   Conduct of Business by APHI Pending the Merger......... 65
    SECTION 6.2.   No Solicitation of Transactions........................ 68
    SECTION 6.3.   Notification of Certain Events......................... 68
    SECTION 6.4.   Consents and Approvals................................. 68
    SECTION 6.5.   Limitations on Dispositions of Interests............... 69
    SECTION 6.6.   Lime Quarry Sale....................................... 69
    SECTION 6.7.   Stockholders' and Debtholders' Agreement............... 70
    SECTION 6.8.   Contracts.............................................. 70
    SECTION 6.9.   Employee Plans......................................... 70

ARTICLE VII        COVENANTS OF ALPINE AND REFRACO........................ 70
    SECTION 7.1.   Certain Actions Pending the Merger..................... 71
    SECTION 7.2.   Notification of Certain Events......................... 71
    SECTION 7.3.   Consents and Approvals................................. 72
    SECTION 7.4.   Limitations on Dispositions of Interests............... 72
    SECTION 7.5.   Blue-Sky Compliance.................................... 72

ARTICLE VIII       ADDITIONAL AGREEMENTS OF THE PARTIES................... 73
    SECTION 8.1.   Access to Information; Confidentiality................. 73
    SECTION 8.2.   Notification of Certain Matters........................ 75
    SECTION 8.3.   Further Action......................................... 75
    SECTION 8.4.   Tax Matters............................................ 76
    SECTION 8.5.   Public Announcements................................... 77
    SECTION 8.6.   Government Compliance.................................. 77
    SECTION 8.7.   Non-Competition Agreement.............................. 77
    SECTION 8.8.   Subsidiary Merger...................................... 78
    SECTION 8.9.   Intentionally Omitted.................................. 78
    SECTION 8.10.  1997 Bonus Amount...................................... 78
    SECTION 8.11.  Organizational Matters Pertaining to AMI............... 79

ARTICLE IX         CONDITIONS TO THE CLOSING.............................. 79
    SECTION 9.1.   Conditions to Obligations of Each Party................ 79
    SECTION 9.2.   Additional Conditions to Obligations of Refraco........ 80
    SECTION 9.3.   Additional Conditions to Obligations of APHI and
                   the APHI Shareholders.................................. 83
    SECTION 9.4.   Additional Conditions to Obligations of MTI............ 85

ARTICLE X          TERMINATION, AMENDMENT AND WAIVER...................... 86
    SECTION 10.1.  Termination............................................ 86
    SECTION 10.2.  Effect of Termination.................................. 87

ARTICLE XI         INDEMNIFICATION PROVISIONS............................. 87
    SECTION 11.1.  APHI Shareholders' Indemnification Obligation.......... 87
    SECTION 11.2.  Alpine and Refraco Indemnification Obligation.......... 88
    SECTION 11.3.  Individual Shareholders' Indemnification Obligation.... 88
    SECTION 11.4.  Procedures for Indemnification for Third Party Claims.. 88
    SECTION 11.5.  Indemnification Deductibles and Caps................... 90
    SECTION 11.6.  Exclusive Remedy....................................... 94
    SECTION 11.7.  Certain Rights to Recover.............................. 94
    SECTION 11.8.  Lime Quarry Indemnification............................ 95

ARTICLE XII        GENERAL PROVISIONS..................................... 95
    SECTION 12.1.  Survival of Representations and Warranties............. 95
    SECTION 12.2.  Notices................................................ 96
    SECTION 12.3.  Certain Definitions.................................... 98
    SECTION 12.4.  Headings............................................... 98
    SECTION 12.5.  Entire Agreement....................................... 98
    SECTION 12.6.  Assignment: Parties in Interest........................ 98
    SECTION 12.7.  Governing Law; Consent to Jurisdiction................. 99
    SECTION 12.8.  Counterparts........................................... 99

    SECTION 12.9.  Severability...........................................  99
    SECTION 12.10. Specific Performance...................................  99
    SECTION 12.11. Fees and Expenses...................................... 100
    SECTION 12.12. Action by Individual Shareholders...................... 100
    SECTION 12.13. Amendment.............................................. 100
    SECTION 12.14. Waiver................................................. 100
    SECTION 12.15. Definitions............................................ 101

List of Exhibits

Exhibit A:     Exchange Agreement
Exhibit B:     Refraco Stockholders' Agreement
Exhibit C:     Allocation of Merger Consideration
Exhibit D:     Refraco Charter Amendment
Exhibit E:     Supply Agreement
Exhibit F:     Registration Rights Agreement
Exhibit G:     John Gehret Employment Agreement
Exhibit H:     Charles Gehret Consulting Agreement
Exhibit I:     Alpine Guarantee
Exhibit J:     Tax Sharing Agreement
Exhibit K:     APHI Stock Ownership
Exhibit L:     Required APHI Consents and Approvals
Exhibit M:     IMETAL Letter
Exhibit N:     Required Alpine and Refraco Consents and Approvals
Exhibit O:     Required APHI Consents and Approvals
Exhibit P:     Escrow Agreement
Exhibit Q:     Expense Allocation

                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of January __, 1998 (this "Agreement"), by and among Refraco Inc., a Delaware corporation ("Refraco"); The Alpine Group, Inc., a Delaware corporation and the sole shareholder of Refraco ("Alpine"); American Premier Holdings, Inc., a Delaware corporation ("APHI"); Minerals Trading, Inc., a Delaware corporation ("MTI"); Ralph Feuerring ("RF"); Charles Gehret ("CG"); John Gehret ("JG"); and Stanley Weiss ("SW") (MTI, RF, CG, JG and SW, being the shareholders of APHI, are sometimes hereinafter collectively referred to as the "APHI Shareholders");

          WHEREAS, the shareholders and the Boards of Directors of Refraco and APHI have each approved the merger (the "Merger") of APHI with and into Refraco in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the parties intend that the Merger qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Refraco, Alpine, APHI, MTI, RF, CG, JG and SW (RF, CG, JG and SW are sometimes hereinafter collectively referred to as the "Individual Shareholders") hereby agree as follows:


                                      ARTICLE

                            ACTIONS PRIOR TO THE MERGER

          SECTION 1.1.   Drop-Down, Dividend And The Split-Off.

          Immediately prior to the Effective Time (as defined below), the APHI Shareholders shall cause American Premier, Inc., a Delaware corporation and a wholly-owned subsidiary of APHI ("API"), and API Technologies, Inc., a Delaware corporation and a wholly-owned subsidiary of API ("API Technologies"), to contribute (the "Drop-Down") to American Minerals Inc., a Delaware corporation to be newly-organized and all of the capital stock of which will be owned, in the aggregate, by API and API Technologies ("AMI"), substantially all of the assets and liabilities (excluding, among other things, certain intercompany accounts) of the business currently conducted by API and its subsidiaries and affiliates (including API Technologies) as the American Minerals division of API (the "AM Division") and cause all of the equity interests in AMI to be distributed first by API Technologies to API and then by API to APHI, in each case as a dividend (collectively, the "Dividend"), and then to MTI in redemption of a portion of the shares of the outstanding capital stock of APHI owned by MTI (the "Split-Off"), all in accordance with the provisions of the Exchange Agreement substantially in the form attached hereto as Exhibit A and made a part hereof (the "Exchange Agreement"), and the bills of sale, assumption agreements and other documents substantially in the forms attached as Exhibit A to the Exchange Agreement (the "Drop-Down Documents").


                                      ARTICLE II
                                      THE MERGER

          SECTION 2.1.   The Merger.

          At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the GCL, APHI shall be merged with and into Refraco, the separate corporate existence of APHI shall cease, and Refraco shall continue as the surviving corporation. Refraco as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

          SECTION 2.2.   Effective Time.

          At the Closing referred to in Section 2.9, the parties hereto shall cause the Merger to be consummated by delivering a Certificate of Merger (the "Certificate of Merger") to the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL, for filing by the Secretary of State (the time of such filing being the "Effective Time").

          SECTION 2.3.   Effect of the Merger.

          At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (following the Drop-Down, Dividend and Split-Off) all the rights, privileges, powers, franchises, and property of APHI shall vest in the Surviving Corporation, and all restrictions, disabilities, duties, debts, and liabilities of APHI shall become the restrictions, disabilities, duties, debts, and liabilities of the Surviving Corporation.

          SECTION 2.4.   Certificate of Incorporation; By-Laws.

          At the Effective Time, the Certificate of Incorporation and By-Laws of Refraco shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended.

          SECTION 2.5.   Directors and Officers.

          The directors of the Surviving Corporation shall be the directors of Refraco immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the officers of Refraco immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified; provided, however, that immediately following the Effective Time, the shareholders of Refraco shall cause certain designees of the parties to be elected to the Board of Directors of the Surviving Corporation, in accordance with the provisions of the Refraco Shareholders' Agreement substantially in the form attached hereto as Exhibit B and made a part hereof (the "Shareholders' Agreement").

          SECTION 2.6.   Conversion of Securities.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Refraco, APHI or the holders of any of the following securities: (i) all the shares of Common Stock, par value $0.01 per share ("APHI Common Stock"), of APHI then held by APHI as treasury shares shall be cancelled and extinguished without payment of any consideration therefor and without any conversion thereof; and (ii) all the shares of APHI Common Stock then issued and outstanding (other than those referred to in Section 2.6(a)(i)) shall, subject to and in accordance with Section 2.8 hereof, be automatically cancelled and extinguished and thereafter shall represent, in the aggregate, the right to receive the consideration set forth in the immediately following sentence, as adjusted to the extent, if any, required pursuant to Section 2.6(c) below (as so adjusted, the "Merger Consideration"). The Merger Consideration shall be an amount equal to $62.5 million (as adjusted to the extent, if any, required pursuant to the provisions of Section 2.6(c) below), payable (x) $31.225 million in cash and (y) $31.275 million by the delivery of shares of Class B common stock, par value $0.01 per share ("Refraco Class B Common Stock"), of Refraco (together with the shares of common stock, par value $0.01 per share ("Refraco Ordinary Common Stock"), of Refraco, the "Refraco Common Stock"), valued at $2,077 per share (the "Refraco Per Share Dollar Value") of Refraco Class B Common Stock (for a total, prior to any adjustment pursuant to the provisions of Section 2.6(c), of 15,058 such shares).

          (b) The APHI Shareholders hereby elect to receive the Merger Consideration, and the Merger Consideration shall be paid to the APHI Shareholders, as follows: (i) MTI shall receive the Merger Consideration solely in shares of Refraco Class

 B Common Stock (4,454 shares, prior to adjustment in accordance with Section 2.6(c), of Refraco Class B Common Stock valued at the Refraco Per Share Dollar Value) and (ii) the Individual Shareholders shall receive an aggregate of 10,604 shares of Refraco Class B Common Stock valued at the Refraco Per Share Dollar Value and the balance in cash ($31.225 million in cash, prior to adjustment in accordance with Section 2.6(c)), the relative numbers of shares and amounts of cash allocated to each Individual Shareholder to be as set forth on Exhibit C attached hereto and made a part hereof.

          (c) In the event that the indebtedness of APHI for borrowed money as of the close of the Business Day immediately preceding the Closing, including accrued interest as of such date, is less than $70.0 million, the aggregate Merger Consideration shall be increased by an amount (the "Merger Consideration Adjustment") equal to (i) the difference between $70.0 million and the amount of such debt, less (ii) the 1997 Bonus Amount and the Quarry Amount (each as hereinafter defined); provided, however, that if, subject to and in accordance with the provisions of Section 6.1, the C.C.P.I. patent infringement litigation (the "Patent Litigation") identified in Section 4.11 of the APHI Disclosure Schedule (as defined below) is settled and any amounts are paid to the other party prior to the Closing, the amount of such debt shall be deemed to be reduced by the amount of such payment for purposes of determining the Merger Consideration Adjustment. As used herein, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are not required to be open. The Merger Consideration Adjustment shall be allocated fifty percent to MTI, which additional amount shall be payable by delivery of shares of Refraco Class B Common Stock valued at the Refraco Per Share Dollar Value, and fifty percent to the Individual Shareholders, which additional amount shall be payable in cash, in proportion to the Individual Shareholders' ownership of APHI Common Stock.

          SECTION 2.7.   Refraco Class B Common Stock Purchase.

          At the Closing and immediately after the Effective Time, Refraco shall issue to MTI, and MTI shall purchase from Refraco (the "Refraco Class B Common Stock Purchase"), the number of shares of Refraco Class B Common Stock, if any, necessary to cause the number of shares of Refraco Class B Common Stock owned by MTI immediately after the Effective Time to be equal to five percent (5%) of the number of shares of Refraco Common Stock in the aggregate that is outstanding at such time after giving effect to (i) the issuance of shares of Refraco Class B Common Stock as part of the Merger Consideration, and (ii) the issuance of shares, if any, of Refraco Class B Common Stock in accordance with this
Section 2.7, for a per share purchase price in cash equal to the Refraco Per Share Dollar Value, payable by wire transfer of immediately available funds to an account designated by Refraco at least two Business Days prior to the Closing, against receipt by MTI of certificates representing such shares of Refraco Class B Common Stock.

          SECTION 2.8.   Surrender and Payment.

          All amounts payable as Merger Consideration shall be delivered at the Effective Time, against the Surviving Corporation's receipt of certificates representing shares of APHI Common Stock that have been converted into a right to receive the Merger Consideration, together with appropriate and properly completed instruments of transfer covering such shares of APHI Common Stock, (i) if cash, by wire transfer of immediately available funds to accounts designated at least two Business Days prior to the Effective Time, and (ii) if Refraco Class B Common Stock, by delivery of certificates representing shares of Refraco Class B Common Stock. After the Effective Time, there shall be no further registration of transfers of shares of APHI Common Stock outstanding prior to the Effective Time.

          SECTION 2.9.   Closing.

          (a) The Closing. The closing of the various transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, at 11:00 a.m., local time, on the Business Day following the date on which the conditions set forth in Article IX hereof are satisfied or waived, or at such other place and time and on such other date as the parties shall agree (the "Closing Date").

          (b) Actions At the Closing. At the Closing, the following actions shall occur in the following sequence, and in the event the Split-Off is consummated, the Merger must be consummated, and none of them shall be consummated unless all of them shall have been consummated:

               (i) Refraco shall file a certificate of amendment to its certificate of incorporation substantially in the form attached hereto as Exhibit D (the "Refraco Charter Amendment"), Alpine shall contribute to the capital of Refraco all the shares of Refraco Preferred Stock (as defined below) and Refraco shall distribute to Alpine 84,386 shares of Ordinary Common Stock (as defined below), as a result of which Alpine shall own 84,396 shares of Ordinary Common Stock;

               (ii) Refraco shall repay or cause to be repaid (the "APHI Bank Debt Repayment") all liability of APHI and its Subsidiaries under and terminate each of (A) the Revolving Credit Facility to API, Premier Services Corporation and Premier Refractories Canada, Ltd. from Bank of America Illinois, The First National Bank of Boston and Bank of America Canada dated June 3, 1996, as amended, and (B) the Note Agreement between API, Premier Services Corporation, Premier Refractories Canada, Ltd. and the Noteholders listed therein dated May 15, 1996;

               (iii) The Drop-Down, in accordance with the provisions of the Drop-Down Documents;

               (iv) The Dividend;

               (v) The Split-Off, in accordance with the provisions of the Exchange Agreement;

               (vi) The Merger, in accordance with the provisions hereof;

               (vii) Refraco shall repay or cause to be repaid (the "APHI Shareholder Debt Repayment") in cash all of the amount of existing indebtedness of APHI and its Subsidiaries to the APHI Shareholders that is outstanding at such time, including accrued interest through the Business Day immediately preceding the Closing, all as indicated on Schedule 2.9(d) (which Schedule shall be updated as of the Business Day immediately preceding the Closing and such updated version delivered to Refraco at the Closing); and

               (viii) The Refraco Class B Common Stock Purchase, if applicable.

          The APHI Bank Debt Repayment, the Drop-Down, the Dividend, the Split-Off, the Merger, the APHI Shareholder Debt Repayment and the Refraco Class B Common Stock Purchase, if applicable, are sometimes hereinafter collectively referred to as the "Closing Transactions."

          (c) Closing Deliveries. In addition to the items set forth in Sections 2.7 and 2.8 hereof, each party shall (and in the case of AMI after the Split-Off, MTI shall cause AMI to) duly execute and deliver the following documents to which it or he is a party:

               (i)  The Exchange Agreement;

               (ii) The Shareholders' Agreement;

               (iii) The Supply Agreement relating to the supply by MTI and AMI of magnesite and other minerals to Refraco, substantially in the form attached hereto as Exhibit E and made a part hereof (the "Supply Agreement");

               (iv) The Registration Rights Agreement, substantially in the form attached hereto as Exhibit F and made a part hereof (the "Registration Rights Agreement");

               (v) The certificates referenced in Sections 9.2(c), 9.3(c) and 9.4(b);

               (vi) The employment agreement between Refraco and JG, pursuant to which he will serve as President of Refraco's North American operations for a three-year term, substantially in the form attached hereto as Exhibit G and made a part hereof (the "JG Employment Agreement");

               (vii) The consulting agreement between Refraco and CG, pursuant to which he will serve as a consultant to Refraco for a three-year term, substantially in the form attached hereto as Exhibit H and made a part hereof (the "CG Consulting Agreement");

               (viii) Alpine's Guaranty, substantially in the form attached hereto attached hereto as Exhibit I and made a part hereof (the "Guaranty"); and

               (ix) The tax sharing agreement between Alpine and Refraco, substantially in the form attached hereto as Exhibit J and made a part hereof (the "Tax Sharing Agreement").



                                     ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF ALPINE AND REFRACO

          Each of Alpine and Refraco (to its respective actual knowledge after reasonable investigation and inquiry, except for the representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.7, 3.8, 3.9 and 3.24 below, which expressly are not qualified as to such actual knowledge) hereby represents and warrants to each of the APHI Shareholders that, except as set forth in the Disclosure Schedule delivered by Alpine and Refraco to APHI and the APHI Shareholders and attached hereto and made a part hereof (the "Alpine Disclosure Schedule"):

          SECTION 3.1.   Organization and Qualification; Subsidiaries.

          Each of Alpine, Refraco and Refraco's Subsidiaries (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate, or lease the properties that it purports to own, operate, or lease and to carry on its business as it is now being conducted, and is in good standing in each jurisdiction where the character of its properties owned, operated, or leased or the nature of its activities makes such qualification necessary, except for such failures which, individually or in the aggregate, would not have an Alpine Material Adverse Effect. The term "Alpine Material Adverse Effect," as used in this Agreement means any change, effect, event or situation that is either (a) materially adverse to the business, results of operations, assets, liabilities, condition (financial or otherwise), or prospects of Alpine and its Subsidiaries taken as a whole prior to the Effective Time, or (b) materially adverse to the business, results of operations, assets, liabilities, condition (financial or otherwise), or prospects of Refraco and its Subsidiaries, taken as a whole prior to the Effective Time. The term "Subsidiary" of a person as used in this Agreement shall mean any corporation or other legal entity of which that person (either alone or together with other Subsidiaries of that person) owns, directly or indirectly, more than 50% of the stock or other equity interests which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of a majority of the board of directors or governing body of such entity. Except as set forth in Section 3.1 of the Alpine Disclosure Schedule, all the outstanding capital stock and other ownership interests or equity equivalents of each of the Subsidiaries of Refraco is duly authorized, validly issued, fully paid, and non-assessable and is owned by Refraco or another Subsidiary of Refraco free and clear of any claim, lien or encumbrance. The Subsidiaries of Refraco that are not listed in Section 9.3(g) of the Alpine Disclosure Schedule did not, in the aggregate, represent more than 5% of the consolidated income of Refraco and its consolidated Subsidiaries during the fiscal year ended April 30, 1997 or during the period commencing May 1, 1997 and ended on October 31, 1997 and, as of October 31, 1997, did not, in the aggregate, represent more than 5% of the consolidated assets of Refraco and its consolidated Subsidiaries. Except as disclosed in Section 3.1 of the Alpine Disclosure Schedule, neither Refraco nor any of its Subsidiaries directly or indirectly controls or owns any interest in any other corporation, partnership, joint venture, or other business association or entity.

          SECTION 3.2.   Authority Relative to this Agreement and Related
                         Matters.

          Each of Alpine and Refraco has all necessary corporate power and authority to enter into this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") to which it will be a party (the Refraco Charter Amendment shall be deemed for purposes of this Agreement to be an Ancillary Agreement to which Refraco will be a party) and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party by each of Alpine and Refraco and the consummation by each of Alpine and Refraco of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Alpine and Refraco. This Agreement has been, and at the Closing, the Ancillary Agreements to which it will be a party will be, duly executed and delivered by each of Alpine and Refraco and, assuming the due authorization, execution, and delivery hereof and thereof by each of the other parties hereto and thereto, constitutes, or in the case of the applicable Ancillary Agreement, will constitute, legal, valid, and binding obligations of each of Alpine and Refraco, enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 3.3.   Certificate of Incorporation and By-Laws.

          Alpine and Refraco have heretofore furnished to the APHI Shareholders a true, complete and correct copy of the Certificate of Incorporation and By-Laws, each as amended to date, of Alpine and Refraco. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Alpine or Refraco nor any of Refraco's Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 3.4.   Capitalization.

          (a) The authorized capital stock of Refraco consists of 500 shares of Refraco Ordinary Common Stock, no shares of Refraco Class B Common Stock, and 2,500 shares of preferred stock, par value $0.01 per share ("Refraco Preferred Stock"). As of the date hereof (i) 2,000 shares of Refraco Preferred Stock are issued and outstanding and no shares are reserved for issuance, and (ii) 10 shares of Refraco Ordinary Common Stock are issued and outstanding (all of which are owned by Alpine, free and clear of all claims, liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts, except as disclosed in Section 3.4(a) of the Alpine Disclosure Schedule), and no shares are reserved for issuance.

          (b) Immediately prior to the Effective Time (and after giving effect to the filing of the Refraco Charter Amendment), the authorized capital stock of Refraco will consist of 500,000 shares of Refraco Ordinary Common Stock, 100,000 shares of Refraco Class B Common Stock, and 400,000 shares of Refraco Preferred Stock. Immediately prior to the Effective Time (and after giving effect to the actions described in Section 2.9(b)(i)), (i) no shares of Refraco Preferred Stock will be issued and outstanding or reserved for issuance, (ii) 84,396 shares of Refraco Ordinary Common Stock will be issued and outstanding (all of which will be owned by Alpine, free and clear of all claims, liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts) and no shares will be reserved for issuance and (iii) no shares of Refraco Class B Common Stock will be issued and outstanding or reserved for issuance.

          (c) There are no securities convertible into or exchangeable for capital stock or other ownership interests or equity equivalents, options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock, or ownership or equity equivalent of Refraco or any Subsidiary thereof or obligating Refraco or any Subsidiary thereof to issue or sell any shares of capital stock of, or other ownership interests or equity equivalents in, Refraco or any Subsidiary thereof or any agreement to issue any capital stock or any such convertible or exchangeable securities, options, warrants, rights, agreements, arrangements, or commitments. All issued and outstanding shares of Refraco Common Stock and Refraco Preferred Stock are duly authorized, validly issued, fully paid, and non-assessable. There are no voting trusts or other agreements or understandings to which Refraco or any Subsidiary thereof is a party with respect to the voting of the capital stock of Refraco or any Subsidiary thereof.

          (d) Immediately prior to the Effective Time, the shares of Refraco Class B Common Stock and the shares of Refraco Ordinary Common Stock into which the Refraco Class B Common Stock is convertible (the "Conversion Shares") will be duly authorized and at the Closing (in the case of the shares of Refraco Class B Common Stock issued in accordance with Article II), or upon conversion of the Refraco Class B Common Stock in accordance with its terms (in the case of the Conversion Shares), will be validly issued, fully paid and non-assessable, will not have been issued in violation of any preemptive right of stockholders or rights of first refusal, and the APHI Shareholders receiving such shares will have good title to the shares of Refraco Class B Common Stock (and, upon conversion thereof in accordance with their terms, the Conversion Shares) free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders agreements and voting trusts (other than those set forth herein and those created by such APHI Shareholders). At the Closing, sufficient shares of Refraco Common Stock will be reserved for issuance upon the conversion of the Refraco Class B Common Stock.

          SECTION 3.5.   No Conflict; Required Filings and Consents.

          (a) Other than as set forth in Section 3.5(a) of the Alpine Disclosure Schedule, the execution and delivery of this Agreement by each of Alpine and Refraco do not, and the execution and delivery of the Ancillary Agreements to which each of Alpine and Refraco will be a party will not, and neither the performance by each of Alpine and Refraco of this Agreement or the Ancillary Agreements to which each of Alpine and Refraco will be a party nor the Merger or other transactions contemplated hereby or thereby will, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Alpine or Refraco or any of their respective Subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to Alpine, Refraco or any of their respective Subsidiaries or by which any of them or their respective properties is bound or affected (except as provided in Section 3.5(b)) or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or give to others any other rights pursuant to, or result in the creation of a lien or encumbrance on any of the properties or assets of Alpine, Refraco or any of their respective Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Alpine, Refraco or any of their respective Subsidiaries is a party or by which Alpine, Refraco, any of their respective Subsidiaries or any of their properties is bound or affected, except for any such breaches, defaults, or other occurrences which would not, individually or in the aggregate, have an Alpine Material Adverse Effect.

          (b) The execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party by Alpine and Refraco do not, and the performance of this Agreement and such Ancillary Agreements by Alpine and Refraco will not, require Alpine or Refraco to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of state securities laws ("Blue Sky Laws"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and filing and recordation of the Certificate of Merger as required by the GCL, (ii) for filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (iii) where failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not either (x) prevent or materially delay consummation of the Merger, or otherwise prevent Alpine or Refraco from performing their respective obligations under this Agreement and the Ancillary Agreements to which it is a party or (y) have an Alpine Material Adverse Effect.

          SECTION 3.6.   SEC Filings; Financial Statements; Liabilities.

          (a) As of their respective dates, all reports, schedules, registration statements, and definitive proxy statements filed by Alpine with the Securities and Exchange Commission (the "SEC") for periods ended on or after April 30, 1997 (collectively, the "SEC Reports"), except as described in subsequently filed SEC Reports (that have been filed with the SEC prior to the date hereof), (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as described in Section 3.6(b) of the Alpine Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and each fairly presents the consolidated financial position of Alpine and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Neither Alpine, Refraco or any of Refraco's consolidated Subsidiaries has any liability or obligation of any nature whatsoever of the type required to be set forth on the consolidated balance sheet of Alpine and its consolidated Subsidiaries (including the notes thereto) in accordance with generally accepted accounting principles, consistently applied (whether known or unknown, due or to become due, accrued, fixed, contingent, liquidated, unliquidated, or otherwise), other than liabilities and obligations (i) which are reflected in the consolidated balance sheet of Alpine and its consolidated Subsidiaries as of April 30, 1997 or reflected in the notes thereto or (ii) which arose in the ordinary course since April 30, 1997 and do not and will not individually or in the aggregate, have an Alpine Material Adverse Effect.

          (d) The unaudited consolidated balance sheet of Refraco and its consolidated Subsidiaries as of April 30, 1997, and the related consolidated statements of income and cash flows for the year then ended, certified by the principal financial and accounting officer of Refraco and previously delivered to the APHI Shareholders and attached hereto as Section 3.6(d)(i) to the Alpine Disclosure Schedule, and the unaudited consolidated balance sheet of Refraco and its consolidated Subsidiaries as of October 31, 1997, and the related consolidated statements of income and cash flows for the six-month period then ended, certified by the principal financial and accounting officer of Refraco and previously delivered to the APHI Shareholders and attached hereto as
Section 3.6(d)(ii) to the Alpine Disclosure Schedule, fairly present the consolidated financial position of Refraco and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated.

          SECTION 3.7.   Brokers.

          No broker, finder, or investment banker is entitled to any brokerage, finder's, or similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Alpine or Refraco, except Rothschild Inc., whose fee will be paid by Refraco.

          SECTION 3.8.   Board and Stockholder Approvals.

          The Board of Directors of Refraco, at a meeting of such board duly called and held prior to the time of the execution of this Agreement, by the unanimous vote of all directors present (or by unanimous written consent), (a) approved and adopted this Agreement, the Ancillary Agreements to which Refraco will be a party, the Merger, and the other transactions contemplated hereby and thereby in accordance with Refraco's Certificate of Incorporation and the GCL and (b) resolved to recommend approval and adoption of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby by Alpine, in its capacity as the sole stockholder of Refraco. The Board of Directors of Alpine, at a meeting of such board duly called and held prior to the time of the execution of this Agreement, by the unanimous vote of all directors present (or by unanimous written consent), approved and adopted this Agreement, the Ancillary Agreements to which Alpine or Refraco will be a party, the Merger, and the other transactions contemplated hereby and thereby in accordance with Alpine's Certificate of Incorporation and the GCL both on behalf of Alpine and in Alpine's capacity as the sole stockholder of Refraco.

          SECTION 3.9.   No Intention of Disposition, Etc.

          (a) Refraco has no intention to redeem or otherwise reacquire any Refraco Class B Common Stock issued as part of the Merger Consideration.

          (b) Alpine has no plan or intention to sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of the capital stock of Refraco owned by it or enter into any contract or arrangement with respect to any of the foregoing matters, or to liquidate, merge or consolidate Refraco with any other person.

          (c) Refraco has no intention to liquidate, sell or otherwise dispose of any of the assets of APHI acquired in the Merger or any of its assets, except for dispositions made in the ordinary course of business, or transfers to a direct wholly-owned subsidiary of Refraco, and following the Merger Refraco will continue the historic business of APHI or use a significant portion of APHI's assets in Refraco's business, except that Refraco may merge Adience, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Refraco ("Adience"), API and API Technologies.

          (d)  Refraco is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (e) The Refraco Class B Common Stock and cash, as the case may be, received by each APHI Shareholder in exchange for the APHI Common Stock surrendered in the Merger represents consideration bargained for in an arm's-length transaction.

          (f) Except as provided in Section 12.11, Refraco will pay the expenses of Alpine and Refraco, if any, incurred in connection with the Merger.

          (g) There is no intercorporate indebtedness existing between APHI and Refraco.

          (h) None of the compensation to be received after the Merger from the Surviving Corporation or its Subsidiaries by any employee of the Surviving Corporation or its Subsidiaries who is also an Individual Shareholder was bargained for as consideration for any of their shares of APHI Common Stock; none of the shares of Refraco Class B Common Stock received in the Merger by any employee of the Surviving Corporation or its Subsidiaries who is also an Individual Shareholder was bargained for as consideration for any employment agreement with the Surviving Corporation; and the compensation paid by the Surviving Corporation to any employee of APHI or its Subsidiaries who is also an Individual Shareholder will be for services actually to be rendered and was negotiated as such in an arms-length transaction.

          (i) Neither Alpine nor Refraco has ever owned shares of capital stock of APHI.

          (j) The Split-Off is being carried out for the corporate business purpose of facilitating the Merger. The Split-Off is motivated, in whole or in substantial part, by this corporate business purpose.

          (k) There is no plan or intention to liquidate APHI, to merge APHI with any other corporation, or to sell or otherwise dispose of the assets of APHI subsequent to the Split-Off except (i) in the ordinary course of business,
(ii) pursuant to the Merger and (iii) the merger of Adience, API and API Technologies.

          (l) Payments made in connection with all continuing transactions between AMI and APHI will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's-length.

          (m) Following the Split-Off, Refraco and API intend to continue the active conduct of the APHI trade or business independently from AMI and with their own employees, except as contemplated by the Supply Agreement and the agreement with respect to services contemplated by Section 3.6 of the Exchange Agreement (the "Services Agreement").

          (n)  Except as contemplated by the Supply Agreement referred to in
Section 2.9(c)(iii) and the Services Agreement, no intercorporate debt will exist between Refraco and AMI following the Split-Off and any such intercorporate debt will not constitute stock or securities.

          SECTION 3.10.  Absence of Certain Changes or Events.

          Except as contemplated by this Agreement or disclosed in Section 3.10 of the Alpine Disclosure Schedule, since April 30, 1997, Alpine and Refraco have operated their respective businesses diligently and only in the ordinary course of business as theretofore conducted, and, since such date, (i) there has not been any Alpine Material Adverse Effect, and (ii) none of Alpine, Refraco or any Refraco Subsidiary has entered into any material transaction with any third party or any of their respective affiliates.

          SECTION 3.11.  Absence of Litigation.

          Except as set forth in Section 3.11 of the Alpine Disclosure Schedule, no claim, action, proceeding, or investigation is pending or threatened against Alpine, Refraco or Refraco's Subsidiaries which would, individually or in the aggregate, if adversely determined, have an Alpine Material Adverse Effect. As of the date hereof, there are no actions, suits, or proceedings pending or threatened against Alpine, Refraco or any of Refraco's Subsidiaries which seeks to prevent or challenge the transactions contemplated by this Agreement or otherwise arising out of or in any way related to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

          SECTION 3.12.  Employee Benefit Plans.

          True, correct, and complete copies, as in effect on the date hereof, of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and related trust or funding agreements, summary plan descriptions and summaries of material modifications, currently established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Alpine or its Subsidiaries or any entity that would be deemed a "single employer" with Alpine (an "Alpine ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit, and other similar fringe or employee benefit plans, programs, policies, or arrangements, all employment, consulting, or executive compensation agreements, in each case, whether domestic or foreign, for the benefit of, or relating to, any employee, former employee, consultant, director, or retiree of Alpine, Refraco or any Subsidiary of Refraco or any

 Alpine ERISA Affiliate (including their family members and other beneficiaries) (collectively, the "Alpine Employee Plans") have been provided or made available to APHI and the APHI Shareholders prior to the date hereof. Except as which would not, individually or in the aggregate, have an Alpine Material Adverse Effect, with respect to any of the Alpine Employee Plans, (i) each Alpine Employee Plan intended to qualify under Section 401(a) of the Code (or similar provisions for tax-registered or tax-favored plans of foreign jurisdictions) has received a favorable determination letter from the Internal Revenue Service (the "IRS") (or, if applicable, similar approvals of foreign governmental authorities), and with respect to each such Alpine Employee Plan, no event has occurred or condition exists that could disqualify such Alpine Employee Plan;
(ii) no such Alpine Employee Plan is or has ever been a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a "Multiemployer Plan") or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA which is subject to Sections 4063 and 4064 of ERISA (a "Multiple Employer Plan"), and neither Alpine nor any Alpine ERISA Affiliate has had an obligation to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of the Alpine Employee Plans, in connection with which Alpine or any of the Alpine ERISA Affiliates could subject Refraco or any Refraco Subsidiary either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code; (iv) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code and Section 302 of ERISA), has been or could be expected to be incurred, whether or not waived, and no excise or other taxes have been or could be expected to be incurred or are due and owing with respect to the Alpine Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no claim, lawsuit, arbitration or other action is threatened or anticipated or has been asserted or instituted against the Alpine Employee Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, Alpine, any Alpine ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Alpine Employee Plans;
(vi) each Alpine Employee Plan complies and has been maintained and operated in all respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (vii) no Alpine Employee Plan is or expected to be under audit or investigation by the IRS, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and (viii) Alpine has made available to APHI and the APHI Shareholders as to each Alpine Employee Plan, a true and correct copy of the most recent annual report (Form 5500) filed with the IRS and other like reports required to be filed in foreign jurisdictions and the most recent actuarial report.

          Except as listed in Section 3.12 of the Alpine Disclosure Schedule or which would not have an Alpine Material Adverse Effect or as required by

 Section 4980B(f) of the Code, no Alpine Employee Plan provides medical, death, or welfare benefits (whether or not insured) with respect to current or former employees of Alpine, Refraco or Refraco's Subsidiaries beyond their retirement or other termination of employment.

          Each of Alpine, Refraco and Refraco's Subsidiaries that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          No "reportable event" within the meaning of Section 4043(c) of ERISA, other than any such event for which the 30-day notice requirement under ERISA has been waived, and the regulations thereunder has occurred or is expected to occur that could reasonably be expected to have an Alpine Material Adverse Effect, and the consummation of the transaction contemplated by this Agreement will not result in a reportable event with respect to any Alpine Employee Plan or any plan of an Alpine ERISA Affiliate.

          SECTION 3.13.  Permits and Licenses.

          Except as set forth in Section 3.13 of the Alpine Disclosure Schedule, Alpine, Refraco and Refraco's Subsidiaries are now, and on the Closing Date will be, the holder of all licenses, franchises, ordinances, authorizations, permits, and certificates, domestic or foreign, necessary to enable them to continue to conduct their businesses in all material respects as presently conducted (collectively, the "Alpine Licenses"), except where the failure to have such Alpine Licenses, individually or in the aggregate, would not have an Alpine Material Adverse Effect. Except as set forth in Section 3.13 of the Alpine Disclosure Schedule, all of the Alpine Licenses are now, and on the Closing Date will be, in full force and effect, except those that lapse in accordance with their terms. Alpine and Refraco have no reason to believe that any federal, state, or local government or agency having jurisdiction will revoke, cancel, rescind, refuse to renew in the ordinary course, or modify any of the Alpine Licenses. Except set forth in Section 3.13 of the Alpine Disclosure Schedule, there is not now pending or threatened any investigation before any such federal, state, or local governments or agencies which, either individually or in the aggregate, would have an Alpine Material Adverse Effect. Each of Alpine, Refraco and Refraco's Subsidiaries has conducted its business so as to comply with all applicable laws, regulations, ordinances, and codes, domestic and foreign, including, without limitation, laws, regulations, ordinances, and codes relating to the protection of the environment, the failure to comply with which would be reasonably likely to have, either individually or in the aggregate, an Alpine Material Adverse Effect.

          SECTION 3.14.  Properties, Contracts and Insurance.

          (a) Except as set forth in Section 3.14(a) of the Alpine Disclosure Schedule, Alpine, Refraco and Refraco's Subsidiaries own, or are licensed to use, or lease, all property and assets, real and personal, tangible and intangible (including, but not limited to, all patents, trademarks, trade names, copyrights, technology, know-how, and processes), used in or necessary for the conduct of their businesses as currently conducted, except where the failure so to own, license, or lease would not have an Alpine Material Adverse Effect. The use of such patents, trademarks, trade names, copyrights, technology, know-how, and processes by Alpine, Refraco or Refraco's Subsidiaries does not infringe on the rights of any person, subject to such claims and infringement which, individually or in the aggregate, have not had and will not have an Alpine Material Adverse Effect.

          (b) Except as set forth in Section 3.14(b) of the Alpine Disclosure Schedule, all of the material contracts of Alpine, Refraco and Refraco's Subsidiaries are presently valid and enforceable, and there is no violation, default or claim of violation or default by any party thereto and no condition or event has occurred which with notice or lapse of time or both would constitute a violation or default thereunder, except for any such failure to be valid and existing and in full force and effect, or any such violation, default, or claim, which would not have an Alpine Material Adverse Effect.

          (c) All insurance policies maintained for the benefit of Alpine, Refraco and Refraco's Subsidiaries are in full force and effect, no notice of default or termination has been given thereunder, and no effect, occurrence, or thing has occurred which, with notice or lapse of time or both, could result in the early termination thereof.

          SECTION 3.15.  Compliance with Environmental Laws.

          For the purposes of this Section 3.15, the following terms shall have the meanings set forth hereafter:

          "Environment" shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

          "Environmental Laws" shall mean any federal, state, local, foreign or common law, rule, regulation, ordinance, code, order or judgment (including any written judicial or administrative guidances) enacted, promulgated or issued prior to the Effective Time relating to the injury to, or the pollution or protection of human health and safety or the Environment.

          "Environmental Liabilities" shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys' and consultants' fees) of investigation, remediation, monitoring or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (A) which are incurred as a result of
(i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned, operated or managed by Refraco or any of its Subsidiaries, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by Refraco or any of its Subsidiaries or (iii) the violation of any Environmental Laws or (B) which arise under the Environmental Laws.

          "Hazardous Substances" shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "toxic substances," "pollutants," "contaminants" or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law.

          All references in this Section 3.15 to Refraco shall include any of its Subsidiaries, and all predecessors thereof, and any person or entity the liabilities of which, pursuant to the Environmental Laws, contractually, by common law, by operation of law or otherwise, Refraco or any of Refraco's Subsidiaries or such predecessors may have succeeded to.

          Except as set forth in Section 3.15 of the Alpine Disclosure Schedule:

          (a) All of the current and past operations of Alpine (excluding any Alpine Subsidiaries other than Refraco and Refraco's Subsidiaries), Refraco and the Refraco Subsidiaries comply and have at all times complied with all applicable Environmental Laws, and any real property presently or formerly owned, used, leased, occupied, managed or operated by Refraco (collectively, the "Refraco Real Property") meets the requirements and standards of all Environmental Laws, except such non-compliances or failures of the Refraco Real Property to meet the requirements and standards of applicable Environmental Laws which will not, either individually or in the aggregate, have an Alpine Material Adverse Effect.

          (b) The Refraco Real Property does not contain any Hazardous Substances in, on, over, under or at it, in concentrations which would presently violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, manager, or operator of the Refraco Real Property under any applicable Environmental Laws, including any violation, liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Refraco Real Property, except those which will not, individually or in the aggregate, have an Alpine Material Adverse Effect.

          (c) None of the Refraco Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. Except as set forth on
Section 3.15 of the Alpine Disclosure Schedule, neither Alpine nor Refraco has received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened Environmental Liability which is outstanding, pending or unresolved with respect to the Refraco Real Property, except for such notices relating to Environmental Liabilities which would not reasonably be likely to result in an Alpine Material Adverse Effect.

          (d) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances in, on, over, under or at any Refraco Real Property, except for such underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances as would not reasonably be likely to result in an Alpine Material Adverse Effect.

          (e) There are no conditions existing at any Refraco Real Property or with respect to Refraco's business, that require, or which with the giving of notice or the passage of time or both will reasonably likely require, remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws, except for such conditions which will not, individually or in the aggregate, have an Alpine Material Adverse Effect.

          (f) Refraco has all the permits, licenses, authorizations and approvals necessary for the conduct of its business and for the operations on, in or at the Refraco Real Property (the "Refraco Environmental Permits"), which are required under applicable Environmental Laws, Refraco is in compliance with the terms and conditions of all such Environmental Permits, and no reason exists why Refraco is not capable of continued operation of its business in full compliance with the Refraco Environmental Permits and the applicable Environmental Laws, except for the absence of such permits or any non-compliances with the terms and conditions of such permits which will not, individually or in the aggregate, have an Alpine Material Adverse Effect.

          (g) Refraco has made available to the APHI Shareholders those material and final environmental reports, assessments, audits, studies, investigations, data, Refraco Environmental Permits and other written environmental information set forth in Section 3.15 of the Alpine Disclosure Schedule that concern its business and the Refraco Real Property that were prepared or are dated within the past five years.

          SECTION 3.16.  Employment Matters.

          (a) Except as set forth in Section 3.16(a) of the Alpine Disclosure Schedule or which would not have an Alpine Material Adverse Effect, each of Refraco and its Subsidiaries: (i) is in compliance in all material respects with all applicable federal, state and provincial laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former, or retired employees or consultants of Refraco or any of its Subsidiaries (collectively "Refraco Employees"); (ii) has timely withheld and paid over to the appropriate federal, state, provincial or local governmental authority all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to Refraco Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the ordinary course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Refraco Employees, except in each case, for immaterial amounts.

          (b) Except as set forth in Section 3.16(b) of the Alpine Disclosure Schedule or which would not have an Alpine Material Adverse Effect, neither Refraco nor any of its Subsidiaries is involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Refraco Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Except as set forth in
Section 3.16(b) of the Alpine Disclosure Schedule or which would not have an Alpine Material Adverse Effect, neither Refraco nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions. Except as set forth in Section 3.16(b) of the Alpine Disclosure Schedule or which would not have an Alpine Material Adverse Effect, neither Refraco nor any of its Subsidiaries is presently or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Refraco Employees and no collective bargaining agreement is being negotiated by Refraco or any of its Subsidiaries.

          (c) Except as set forth in Section 3.16(c) of the Alpine Disclosure Schedule or which would not have an Alpine Material Adverse Effect, each of Alpine, Refraco and Refraco's Subsidiaries is in compliance in all material respects with all laws, regulations and orders relating to workers' compensation and the Worker Adjustment and Retraining Notification Act or similar such legislation of foreign jurisdictions.

          SECTION 3.17.  Transactions with Affiliates.

          Except as set forth in Section 3.17 of the Alpine Disclosure Schedule, since January 1, 1996, neither Refraco nor any of its Subsidiaries has had any direct or indirect dealings with Alpine, its Subsidiaries or its affiliates (other than Refraco and its Subsidiaries) or with any key employee of Alpine, its Subsidiaries or its affiliates (other than Refraco and its Subsidiaries) or with any of their affiliates, associates or relatives. Except as set forth in such Section of the Alpine Disclosure Schedule and except for employment arrangements with their employees, Refraco and its Subsidiaries have no obligation to or claim against Alpine or any key employee of Alpine or its Subsidiaries, or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against Refraco or its Subsidiaries. Such Section of the Alpine Disclosure Schedule reasonably describes the nature and extent of any products, services or benefits provided to Refraco and its Subsidiaries by any such person or entity without a corresponding charge equal to the fair market value of such products, services or benefits.

          SECTION 3.18.  Books and Records.

          The books and records of Alpine, Refraco and Refraco's Subsidiaries are complete and correct in all material respects and have been maintained in accordance with good business practices. The minute books of Alpine, Refraco and each of its Subsidiaries, as previously made available to the APHI Shareholders, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and boards of directors of such entities.

          SECTION 3.19.  Improper Payments.

          Neither Alpine, Refraco or Refraco's Subsidiaries nor their respective officers and agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Alpine, Refraco or Refraco's Subsidiaries. The employees of Alpine, Refraco and Refraco's Subsidiaries may from time to time have made customary holiday gifts of nominal value to suppliers or customers.

          SECTION 3.20.  Full Disclosure.

          No statement in this Article III or in the Alpine Disclosure Schedule hereto or in any certificate delivered pursuant to the requirements of this Agreement or the Ancillary Agreements by or on behalf of Alpine or Refraco contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          SECTION 3.21.  Tax Returns, Audits and Liabilities.

          Except as set forth in Section 3.21 of the Alpine Disclosure Schedule, each of Alpine, Refraco and Refraco's Subsidiaries has (i) timely filed in accordance with all applicable laws, all Returns (as defined in Section 4.21(c)) required to be filed by them, (ii) paid all Taxes (as defined in Section 4.21(c)) shown to have become due pursuant to such Returns, and
(iii) paid all Taxes (other than those being contested in good faith, all of which are disclosed in Section 3.21 of the Alpine Disclosure Schedule) for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, in each case other than failures to file or pay that would not, in the aggregate, have an Alpine Material Adverse Effect. All Income Tax (as defined in Section 4.21(c)) and other material Tax Returns filed by each of Alpine, Refraco and each of Refraco's Subsidiaries with respect to Taxes were true and correct in all material respects as of the date on which they were filed or as subsequently amended to the date hereof.

          Except as set forth in Section 3.21 of the Alpine Disclosure Schedule,
(A) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any liability for Tax that relates to Alpine, Refraco or any of Refraco's Subsidiaries for which a material amount of Tax is at issue and (B) all material amounts required to be collected or withheld by Alpine, Refraco and each of Refraco's Subsidiaries with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted.

          Except as set forth in Section 3.21 of the Alpine Disclosure Schedule, neither Refraco nor any of its Subsidiaries has any deferred gain or loss arising from deferred intercompany transactions (as referred to in Treasury Regulation Section 1.1502-13).

          Alpine has filed a consolidated Return for federal Income Tax purposes on behalf of itself and other members of the affiliated group (within the meaning of Section 1504 of the Code) of which it is the parent corporation since at least the date on which it was incorporated. The accruals for deferred Taxes reflected in the audited financial statements of Alpine for the year ended April 30, 1997 and in the unaudited consolidated financial statements of Alpine and its Subsidiaries for the period ended October 31, 1997 are adequate in all material respects to cover any deferred Tax liability of Alpine and its Subsidiaries determined in accordance with generally accepted accounting principles through the date thereof. The accruals and reserves for Taxes in such financial statements are adequate in all material respects to cover any liability of Alpine and its Subsidiaries for Taxes for periods through the date thereof.

          SECTION 3.22.  Title to Properties; Absence of Encumbrances.

          Except as set forth in Section 3.22 of the Alpine Disclosure Schedule, Alpine, Refraco and Refraco's Subsidiaries have good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of their properties and assets of whatever kind (whether real or personal, tangible or intangible), including, without limitation, all properties and assets that are shown on the financial statements attached as Sections 3.6(d)(i) and (ii) to the Alpine Disclosure Schedule (except for assets sold in the ordinary course of business since the dates of such statements), in each case free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except as may be set forth in such financial statements or in the Alpine Disclosure Schedule and except for those: (i) securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business; (ii) consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; and
(iii) constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions on the use of Alpine's real property, provided the same do not materially interfere with or prohibit the present use or continued existence of structures on the properties. Except as set forth in Section 3.22 of the Alpine Disclosure Schedule, all assets, properties and rights relating to Refraco's business have been entered into, incurred and conducted by, Refraco or its Subsidiaries rather than any of their respective affiliates.

          SECTION 3.23.  Real Property.

          Section 3.23 of the Alpine Disclosure Schedule contains a complete and correct list of all material real property owned or leased by Alpine, Refraco and Refraco's Subsidiaries. All such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements, including those relating to the environment, health and safety, land use and zoning, except in each case where the failure to so comply or conform would not be reasonably likely to have an Alpine Material Adverse Effect, and all work required to be done by Alpine, Refraco or Refraco's Subsidiaries as landlord or tenant has been duly performed, except for such work the failure to so duly perform would not be reasonably likely to have an Alpine Material Adverse Effect. No condemnation or other proceeding is pending or threatened which would affect the use of any such property by Alpine, Refraco or Refraco's Subsidiaries. Alpine, Refraco and Refraco's Subsidiaries' buildings and other structures, equipment and other assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear, except for such variations as would not, either individually or in the aggregate, have an Alpine Material Adverse Effect.

          SECTION 3.24.  Financing.

          Attached as Section 3.24 of the Alpine Disclosure Schedule is a true, correct and complete copy of a commitment letter provided to Refraco and Adience by Bankers Trust Company (the "Lender") with respect to the financing to be provided to Refraco and Adience in connection with this transaction (the "Commitment Letter").


                                      ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE APHI SHAREHOLDERS

          Each of the APHI Shareholders (to its or his respective actual knowledge after reasonable investigation and inquiry, except for the representations and warranties set forth in Sections 4.2, 4.3, 4.4, 4.7, 4.8,
4.26 and 4.27 below, which expressly are not qualified as to such actual knowledge) hereby represents and warrants to Alpine and Refraco that, except as set forth in the Disclosure Schedule delivered by the APHI Shareholders to Alpine and Refraco and attached hereto and made a part hereof (the "APHI Disclosure Schedule") or in the AMI Disclosure Schedule (as defined below):

          SECTION 4.1.   Organization and Qualification; Subsidiaries.

          Each of APHI and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate, or lease the properties that it purports to own, operate, or lease and to carry on its business as it is now being conducted, and is in good standing in each jurisdiction where the character of its properties owned, operated, or leased or the nature of its activities makes such qualification necessary, except for such failures which, individually or in the aggregate, would not have an APHI Material Adverse Effect. The term "APHI Material Adverse Effect," as used in this Agreement means any change, effect, event or situation that is materially adverse to the business, results of operations, assets, liabilities, condition (financial or otherwise), or prospects of APHI and its Subsidiaries taken as a whole prior to the Effective Time. Section 4.1 of the APHI Disclosure Schedule sets forth the name, jurisdiction of incorporation, capitalization, and percentage of outstanding capital stock owned, directly or indirectly, by APHI with respect to each of its Subsidiaries. Except as set forth in Section 4.1 of the APHI Disclosure Schedule, all the outstanding capital stock and other ownership interests or equity equivalents of each of the Subsidiaries of APHI is duly authorized, validly issued, fully paid, and non-assessable and is owned by APHI or another Subsidiary of APHI free and clear of any claim, lien, or encumbrance. Except as disclosed in Section 4.1 of the APHI Disclosure Schedule, neither APHI nor any of its Subsidiaries directly or indirectly controls or owns any interest in any other corporation, partnership, joint venture, or other business association or entity.

          SECTION 4.2.   Authority Relative to this Agreement and Related
                         Matters.

          APHI has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party by APHI and the consummation by APHI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of APHI. This Agreement has been, and at the Closing, the Ancillary Agreements to which it will be a party will be, duly executed and delivered by APHI, and, assuming the due authorization, execution, and delivery hereof and thereof by each of the other parties hereto and thereto, constitutes, or in the case of the applicable Ancillary Agreement, will constitute, legal, valid, and binding obligations of APHI, enforceable against APHI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.3.   Certificate of Incorporation and By-Laws.

          APHI has heretofore furnished to Alpine and Refraco a true, complete and correct copy of the Certificate of Incorporation and By-Laws, each as amended to date, of APHI and its Subsidiaries. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither APHI nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 4.4.   Capitalization.

          The authorized capital stock of APHI consists of 1,000 shares of APHI Common Stock and 840 shares of preferred stock, par value $0.01 per share, all of which have been designated as Redeemable Preferred Stock ("APHI Preferred Stock"). As of the date hereof, (i) no shares of APHI Preferred Stock are outstanding or reserved for issuance and (ii) 1,000 shares of APHI Common Stock are issued and outstanding and no shares thereof are reserved for issuance. The authorized capital stock of each of APHI's Subsidiaries is set forth in
Section 4.1 of the APHI Disclosure Schedule. There are no securities convertible into or exchangeable for capital stock or other ownership interests or equity equivalents, options, warrants, or other rights, agreements, arrangements, or commitments of any character (except for this Agreement, the Ancillary Agreements and the Amended and Restated Stockholders' and Debtholders' Agreement, dated as of November 24, 1993, among APHI and the other parties listed therein, as amended) (the "Stockholders' and Debtholders' Agreement") relating to the issued or unissued capital stock, or ownership or equity equivalent, of APHI or any Subsidiary thereof or obligating APHI or any Subsidiary thereof to issue or sell any shares of capital stock of, or other ownership interests or equity equivalents in, APHI or any Subsidiary thereof or any agreement to issue any such capital stock or any such convertible or exchangeable securities, options, warrants, rights, agreements, arrangements, or commitments. All issued and outstanding shares of APHI Common Stock are duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in this Section 4.4, there are no voting trusts or other agreements or understandings to which APHI or any Subsidiary thereof is a party with respect to the voting of the capital stock of APHI or any Subsidiary thereof.

          SECTION 4.5.   No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by APHI do not and the execution and delivery of the Ancillary Agreements to which it will be a party will not, and neither the performance of this Agreement or the Ancillary Agreements to which it will be a party by APHI nor the Merger or other transactions contemplated hereby or thereby, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of APHI or any of its Subsidiaries,
(ii) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to APHI or any of its Subsidiaries or by which any of them or their respective properties are bound or affected (except as provided in Section 4.5(b)) or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or give to others any other rights pursuant to, or result in the creation of a lien or encumbrance on any of the properties or assets of APHI or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which APHI or its Subsidiaries is a party or by which APHI or its Subsidiaries or any of their properties is bound or affected, except as set forth in Section 4.5(a) of the APHI Disclosure Schedule and except for any such breaches, defaults, or other occurrences which would not individually result or be reasonably likely to result in an expenditure by APHI or any of its Subsidiaries of more than $250,000 or which would not, in the aggregate, result or be reasonably likely to result in an expenditure by APHI and its Subsidiaries of more than $400,000 (in either case, an "APHI Threshold Expenditure").

          (b) The execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party by APHI do not, and the performance of this

Agreement and such Ancillary Agreements by APHI will not, require APHI or any of its Subsidiaries to obtain any consent, approval, authorization, or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of Blue Sky Laws, the Exchange Act, and filing and recordation of the Certificate of Merger as required by the GCL, (ii) for filings required pursuant to the HSR Act, and (iii) where failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not either (x) prevent or materially delay consummation of the Merger, or otherwise prevent APHI from performing its obligations under this Agreement and the Ancillary Agreements to which it will be a party or (y) cause an APHI Threshold Expenditure.

          SECTION 4.6.   Financial Statements; Liabilities.

          (a) The consolidated balance sheet of APHI and its consolidated Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for the years then ended (including the related notes thereto) accompanied by the report of KPMG Peat Marwick LLP previously delivered to Refraco and attached hereto as Section 4.6(a)(i) to the APHI Disclosure Schedule and the unaudited consolidated balance sheet of APHI and its consolidated Subsidiaries as of September 30, 1997, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for the nine-month period then ended, certified by the principal financial and accounting officer of APHI (including the related notes thereto) previously delivered to Refraco and attached hereto as Section 4.6(a)(ii) to the APHI Disclosure Schedule have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of APHI and its consolidated Subsidiaries as at the date thereof and the consolidated results of its operations and changes in financial position for the period indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited pro forma consolidated balance sheet of APHI and its consolidated Subsidiaries (excluding the AM Division) as of September 30, 1997, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for the nine-month period then ended, certified by the principal financial and accounting officer of APHI (including the related notes thereto) previously delivered to Refraco and attached hereto as
Section 4.6(a)(iii) to the APHI Disclosure Schedule have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of APHI and its consolidated Subsidiaries (excluding the AM Division) as at the date thereof and the consolidated results of its operations and changes in financial position for the period indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (b) Neither APHI nor any Subsidiary thereof has any liability or obligation of any nature whatsoever of the type required to be set forth on the balance sheet of APHI (including the notes thereto) in accordance with generally accepted accounting principles, consistently applied (whether known or unknown, due or to become due, accrued, fixed, contingent, liquidated, unliquidated, or otherwise), other than liabilities and obligations (i) which are reflected in the consolidated balance sheet of APHI and its consolidated Subsidiaries as of December 31, 1996 or reflected in the notes thereto, (ii) which arose in the ordinary course since December 31, 1996 and do not and will not cause an APHI Threshold Expenditure, or (iii) are set forth in Section 4.6(b) of the APHI Disclosure Schedule.

          SECTION 4.7.   Brokers.

          No broker, finder, or investment banker is entitled to any brokerage, finder's, or similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of APHI.

          SECTION 4.8.   Board and Stockholder Approvals.

          Prior to the Closing, the Board of Directors of APHI, at a meeting of such board duly called, will have (a) approved and adopted this Agreement, the Ancillary Agreements to which it will be a party, the Merger and the other transactions contemplated hereby and thereby to which it will be a party in accordance with APHI's Certificate of Incorporation and the GCL and (b) resolved to recommend approval and adoption of this Agreement, the Ancillary Agreements to which it will be a party, the Merger and the other transactions contemplated hereby and thereby to which it will be a party by the APHI Shareholders. Prior to the Closing, the APHI Shareholders, at a meeting duly called, by unanimous vote of the holders of all shares of capital stock of APHI outstanding, approved and adopted this Agreement, the Ancillary Agreements to which APHI will be a party, the Merger and the other transactions contemplated hereby and thereby to which APHI will be a party in accordance with APHI's Certificate of Incorporation and the GCL.

          SECTION 4.9.   Intentionally Omitted.

          SECTION 4.10.  Absence of Certain Changes or Events.

          Except as contemplated by this Agreement or disclosed in Section 4.10 of the APHI Disclosure Schedule, since December 31, 1996, APHI and its Subsidiaries have operated their respective businesses diligently and only in the ordinary course of business as theretofore conducted, and, since such date, there has been no: (i) APHI Material Adverse Effect; (ii) property damage or destruction resulting in a loss or cost to APHI of more than $250,000 in the aggregate, whether or not covered by insurance; or (iii) any material transaction entered into by APHI or any of its Subsidiaries with any third party.

          SECTION 4.11.  Absence of Litigation.

          Except as set forth in Section 4.11 of the APHI Disclosure Schedule, no claim, action, proceeding, or investigation is pending or threatened against APHI or its Subsidiaries which would, if adversely determined, cause an APHI Threshold Expenditure. As of the date hereof, there are no actions, suits, or proceedings pending or threatened against APHI or any of its Subsidiaries arising out of or in any way related to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

          SECTION 4.12.  Employee Benefit Plans.

          True, correct, and complete copies, as in effect on the date hereof, of the employee benefit plans (as defined in Section 3(3) of ERISA) and related trust or funding agreements, summary plan descriptions and summaries of material modifications, currently or previously established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by APHI or its Subsidiaries or any entity that would be deemed a "single employer" with APHI (an "APHI ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit, and other similar fringe or employee benefit plans, programs, policies, or arrangements, all employment, consulting, or executive compensation agreements, in each case, whether domestic or foreign, for the benefit of, or relating to, any employee, former employee, consultant, director, or retiree of APHI or any Subsidiary thereof or any APHI ERISA Affiliate (including their family members and other beneficiaries) (collectively, the "APHI Employee Plans"), and written descriptions of any oral arrangements or agreements with respect to the foregoing which, individually or in the aggregate, are material, have been provided or made available to Alpine and Refraco prior to the date hereof and are listed in Section 4.12 of the APHI Disclosure Schedule; provided that an APHI Employee Plan that is no longer maintained by APHI or an APHI ERISA Affiliate shall not be listed in
Section 4.12 of the APHI Disclosure Schedule and copies thereof need not have been made available to Alpine and Refraco prior to the date hereof. Except as which would not, individually or in the aggregate, have an APHI Material Adverse Effect, with respect to any of the APHI Employee Plans (i) each APHI Employee Plan intended to qualify under Section 401(a) of the Code (or similar provisions for tax-registered or tax-favored plans of foreign jurisdictions) has received a favorable determination letter from the IRS (or, if applicable, similar approvals of foreign governmental authorities) and such letters have been delivered to Alpine and Refraco for any such APHI Employee Plan evidencing its qualified status, and with respect to each such APHI Employee Plan, no event has occurred or condition exists that could disqualify such APHI Employee Plan; (ii) except as set forth in Section 4.12 of the APHI Disclosure Schedule, no such APHI Employee Plan is or has ever been a Multiemployer Plan or Multiple Employer Plan and neither APHI nor any APHI ERISA Affiliate has had an obligation to contribute to any Multiemployer Plan or Multiple Employer Plan, and if APHI, any Subsidiary thereof or any APHI ERISA Affiliate were to have a complete or partial withdrawal as of the Closing Date, no obligation to pay withdrawal liability would exist with respect to any Multiemployer Plan and no liability, whether direct or contingent, exists with regard to any Multiemployer Plan; (iii) there has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of the APHI Employee Plans, in connection with which APHI or any of the APHI ERISA Affiliates could subject either APHI or its Subsidiaries to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code; (iv) all payments or contributions required by any APHI Employee Plan, any collective bargaining agreement, or by law to have been made shall have been made prior to the Closing or accrued by APHI on its financial statements in accordance with generally accepted accounting principles; (v) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has been or could be expected to be incurred, whether or not waived, and no excise or other taxes have been or could be expected to be incurred or are due and owing with respect to the APHI Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (vi) no claim, lawsuit, arbitration or other action is threatened or anticipated or has been asserted or instituted against the APHI Employee Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, APHI, any APHI ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the APHI Employee Plans; (vii) each APHI Employee Plan complies and has been maintained and operated in all respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code; (viii) no APHI Employee Plan is or expected to be under audit or investigation by the IRS, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; (ix) with respect to each APHI Employee Plan that is funded mostly or partially through an insurance policy, neither APHI nor any APHI ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing; and (x) APHI has made available to Alpine and Refraco as to each APHI Employee Plan, a true and correct copy of the most recent annual report (Form 5500) filed with the IRS and other like reports required to be filed in foreign jurisdictions and the most recent actuarial report.

          Except as listed in Section 4.12 of the APHI Disclosure Schedule or as required by Section 4980B(f) of the Code, no APHI Employee Plan provides medical, death, or welfare benefits (whether or not insured) with respect to current or former employees of APHI or its Subsidiaries beyond their retirement or other termination of employment.

          Each of APHI and its Subsidiaries which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          No "reportable event" within the meaning of Section 4043(c) of ERISA, other than any such event for which the 30-day notice requirement under ERISA has been waived, and the regulations thereunder has occurred or is expected to occur, and, except as disclosed in Section 4.12 of the APHI Disclosure Schedule, the consummation of the transaction contemplated by this Agreement will not result in a reportable event with respect to any APHI Employee Plan or any plan of an APHI ERISA Affiliate.

          Except as disclosed in Section 4.12 of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, or director of APHI, its Subsidiaries or the APHI ERISA Affiliates (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. Neither APHI nor any APHI ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing APHI Employee Plan. Except as disclosed in Section 4.12 of the APHI Disclosure Schedule or which would not have an APHI Adverse Effect, neither APHI nor any APHI ERISA Affiliate maintains a pension plan (as defined in Section 3(2) of ERISA or similar provisions of foreign jurisdictions), including, without limitation, a nonqualified deferred compensation plan or excess benefit plan, that is unfunded. Neither APHI nor its Subsidiaries nor any of their respective directors, officers or employees has taken any action or failed to take any action which would impede the right to amend or terminate any APHI Employee Plan.

          SECTION 4.13.  Permits and Licenses.

          Except as set forth in Section 4.13 of the APHI Disclosure Schedule, APHI and its Subsidiaries are now, and on the Closing Date will be, the holder of all licenses, franchises, ordinances, authorizations, permits, and certificates, domestic or foreign, necessary to enable them to continue to conduct their businesses in all material respects as presently conducted (collectively, the "APHI Licenses"), except where the failure to have such APHI Licenses would not cause an APHI Threshold Expenditure. Except as set forth in Section 4.13 of the APHI Disclosure Schedule, all of the APHI Licenses are now, and on the Closing Date will be, in full force and effect, except those that lapse in accordance with their terms. APHI and the APHI Shareholders have no reason to believe that any federal, state, or local government or agency having jurisdiction will revoke, cancel, rescind, refuse to renew in the ordinary course, or modify any of the APHI Licenses. Except as set forth in Section 4.13 of the APHI Disclosure Schedule, there is not now pending or threatened any investigation before any such federal, state, or local governments or agencies which would cause an APHI Threshold Expenditure. Each of APHI and its Subsidiaries has conducted its business so as to comply with all applicable laws, regulations, ordinances, and codes, domestic and foreign, including, without limitation, laws, regulations, ordinances, and codes relating to the protection of the environment, the failure to comply with which would be reasonably likely to cause an APHI Threshold Expenditure.

          SECTION 4.14.  Properties, Contracts and Insurance.

          (a) Except as set forth in Section 4.14(a) to the APHI Disclosure Schedule, APHI and its Subsidiaries own, or are licensed to use, or lease, all property and assets, real and personal, tangible and intangible (including, but not limited to, all patents, trademarks, trade names, copyrights, technology, know-how, and processes), used in or necessary for the conduct of their businesses as currently conducted, except where the failure so to own, license, or lease would not cause an APHI Threshold Expenditure. Except as set forth in
Section 4.14(a) of the APHI Disclosure Schedule, the use of such patents, trademarks, trade names, copyrights, technology, know-how, and processes by APHI or its Subsidiaries does not infringe on the rights of any person, subject to such claims and infringement which have not had and will not cause an APHI Threshold Expenditure.

          (b) APHI and the APHI Shareholders have furnished to Refraco true copies of the contracts, leases and commitments listed in Section 4.14(b) to the APHI Disclosure Schedule, including summaries of the terms of any unwritten commitments. Except as set forth in that Section of the APHI Disclosure
Schedule: (1) APHI and its Subsidiaries and each of the other parties thereto have complied in all material respects with such contracts, leases and commitments, all of which are valid and enforceable; (2) such contracts, leases and commitments are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any lien, claim, encumbrance or restriction on any of the assets or properties of APHI or its Subsidiaries; (3) all of such contracts, leases and commitments have been entered into on an arm's-length basis, and none is materially burdensome to the business of APHI and its Subsidiaries; and (4) none of the purchase commitments of APHI or its

Subsidiaries is in excess of the normal requirements of its business or at an excessive price. Neither APHI nor its Subsidiaries is a party, nor are any of their respective assets or business subject, to any contract, lease or commitment not listed in Section 4.14(b) of the APHI Disclosure Schedule (including, without limitation, purchase or sales commitments, financing or security agreements or guaranties, repurchase agreements, agency agreements, manufacturers representative agreements, commission agreements, employment or collective bargaining agreements, pension, bonus or profit-sharing agreements, group insurance, medical or other fringe benefit plans, and leases of real or personal property), other than contracts terminable without penalty on not more than 30 days' notice or that do not involve, individually or in the aggregate, the receipt or expenditure of more than $250,000 in any one year.
Section 4.14(b)(i) of the APHI Disclosure Schedule contains a list of APHI's ten largest customers and suppliers (measured by dollar volume of purchases and sales, as applicable) and the dollar amount and percentage of APHI's business which each such customer or supplier represented during the period January 1, 1995 through December 31, 1996. Neither APHI nor its Subsidiaries is engaged in any material disputes with customers or suppliers. No customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements with APHI or its Subsidiaries, and the transactions contemplated by this Agreement will not have a material adverse effect on APHI's relationship with any of its suppliers or customers. APHI and its Subsidiaries have adequate sources of supply for raw materials and other supplies.

          (c) Section 4.14(c) of the APHI Disclosure Schedule sets forth a true and correct list of all insurance coverage currently maintained by or for the benefit of APHI and its Subsidiaries with respect to their operations or any incident, event, or thing arising therefrom or relating thereto, setting forth
(i) the name of the carrier, (ii) the nature and dollar limits of the coverage,
(iii) the policy number and scheduled expiration date, (iv) the premium rate and date through which paid, and (v) the named insureds thereunder. Except as set forth in Section 4.14(c) of the APHI Disclosure Schedule, all such policies are in full force and effect, no notice of default or termination has been given thereunder, and no effect, occurrence, or thing has occurred which, with notice or lapse of time or both, could result in the early termination thereof.

          SECTION 4.15.  Compliance with Environmental Laws.

          For the purposes of this Section 4.15, the definitions set forth in
Section 3.15 above shall apply, mutatis mutandis, to reflect their applicability to the business, operations and properties of APHI. All references in this Section to APHI shall include any of its Subsidiaries and all predecessors thereof and any person or entity the liabilities of which, pursuant to the Environmental Laws, contractually, by common law, by operation of law or otherwise, APHI or any of its Subsidiaries or such predecessors may have succeeded to.

          Except as set forth in Section 4.15 of the APHI Disclosure Schedule:

          (a) All of the current and past operations of APHI comply and have at all times complied with all applicable Environmental Laws, and any APHI real property presently or formerly owned, used, leased, occupied, managed or operated by APHI or its Subsidiaries (collectively, the "APHI Real Property") meets the requirements and standards of all applicable Environmental Laws, except for such non-compliances or failures of the APHI Real Property to meet the requirements and standards of applicable Environmental Laws which would not reasonably be likely to result in liability or expenditures to bring into compliance in excess of the APHI Threshold Expenditure with respect to or at any individual APHI Real Property.

          (b) The APHI Real Property does not contain any Hazardous Substances in, on, over, under or at it, in concentrations which would presently violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, manager, or operator of the APHI Real Property under any applicable Environmental Laws, including any violation, liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the APHI Real Property, except those which would not reasonably be likely to result in liability or expenditures in excess of the APHI Threshold Expenditure with respect to or at any individual APHI Real Property.

          (c) None of the APHI Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. APHI has not received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened Environmental Liability which is outstanding, pending or unresolved with respect to the APHI Real Property, except for such notices relating to Environmental Liabilities as would not reasonably be likely to result in liability or expenditures in excess of the APHI Threshold Expenditure with respect to or at any individual APHI Real Property.

          (d) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances in, on, over, under or at any APHI Real Property, except for such underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances as would not reasonably be likely to result in liability or expenditures in excess of the APHI Threshold Expenditure with respect to or at any individual APHI Real Property.

          (e) There are no conditions existing at any APHI Real Property or with respect to the business of APHI or its Subsidiaries, that require, or which with the giving of notice or the passage of time or both will reasonably likely require, remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws that is reasonably likely to result in liability or expenditures in excess of the APHI Threshold Expenditure with respect to or at any individual APHI Real Property.

          (f) APHI and its Subsidiaries have all the permits, licenses, authorizations and approvals necessary for the conduct of its business and for the operations on, in or at the APHI Real Property (the "APHI Environmental Permits"), which are required under applicable Environmental Laws, APHI is in compliance with the terms and conditions of all such APHI Environmental Permits, and no reason exists why Refraco would not be capable of continued operation of APHI's business in compliance with the APHI Environmental Permits and the applicable Environmental Laws following the Merger, except for the absence of such permits or any non-compliances with the terms and conditions of such permits as would not reasonably be likely to result in liability, losses or expenditures in excess of the APHI Threshold Expenditure with respect to or at any individual APHI Real Property.

          (g) APHI has made available to Refraco those material and final environmental reports, assessments, audits, studies, investigations, data, APHI Environmental Permits and other written environmental information in their custody, possession or control concerning the business of APHI and its Subsidiaries and the APHI Real Property that were prepared or are dated within the past five years.

          SECTION 4.16.  Employment Matters.

          (a) Except as set forth in Section 4.16(a) of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, each of APHI and its Subsidiaries: (i) is in compliance in all material respects with all applicable federal, state and provincial laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former, or retired employees or consultants of APHI or any of its Subsidiaries (collectively "APHI Employees"); (ii) has timely withheld and paid over to the appropriate federal, state, provincial or local governmental authority all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to APHI Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the ordinary course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for APHI Employees, except in each case, for immaterial amounts.

          (b) Except as set forth in Section 4.16(b) of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, no APHI Employee Plans, employment or other agreements, or trusts exist that expressly or impliedly make reference to, or provide that payments be made or benefits provided, upon any "change in ownership or control," pursuant to which, with or without notice, the lapse of time or action by APHI or any of its Subsidiaries or by any APHI Employee or other person, the payment, vesting, or funding of compensation or benefits is or may be provided or accelerated, or a reversion to APHI or any of its Subsidiaries of assets from an APHI Employee Plan may be prohibited, or an obligation to sell assets may arise, by reason of or in connection with the consummation of a transaction contemplated by this Agreement and the Ancillary Agreements ("Change of Control Provisions").

          (c) Except as set forth in Section 4.16(c) of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, neither APHI nor any of its Subsidiaries is involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any APHI Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Except as set forth in
Section 4.16(c) of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, neither APHI nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions. Except as set forth in Section 4.16(c) of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, neither APHI nor any of its Subsidiaries is presently or has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to APHI Employees and no collective bargaining agreement is being negotiated by APHI or any of its Subsidiaries.

          (d) Except as set forth in Section 4.16(d) of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, each of APHI and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders relating to workers' compensation and the Worker Adjustment and Retraining Notification Act or similar such legislation of foreign jurisdictions.

          (e) Except as set forth in Section 4.12 of the APHI Disclosure Schedule or which would not have an APHI Material Adverse Effect, no APHI Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance.

          SECTION 4.17.  Transactions with Affiliates.

          Except as set forth in Section 4.17 of the APHI Disclosure Schedule, since January 1, 1996, neither APHI nor any of its Subsidiaries has had any direct or indirect dealings with any APHI Shareholder or (except for employment arrangements with their employees) with any key employee of APHI or its Subsidiaries or, in either case, with any of their affiliates, associates or relatives. Except as set forth in such Section of the APHI Disclosure Schedule and except for employment arrangements with their employees, APHI and its Subsidiaries have no obligation to or claim against any APHI Shareholder or any key employee of APHI or its Subsidiaries, or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against APHI or its Subsidiaries. Such Section of the APHI Disclosure Schedule reasonably describes the nature and extent of any products, services or benefits provided to APHI and its Subsidiaries by any such person or entity without a corresponding charge equal to the fair market value of such products, services or benefits.

          SECTION 4.18.  Books and Records.

          The books and records of APHI and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with good business practices. The minute books of APHI and each of its Subsidiaries, as previously made available to Refraco, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of such entities.

          SECTION 4.19.  Improper Payments.

          Neither APHI or its Subsidiaries nor their respective officers and agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to APHI or its Subsidiaries. The employees of APHI and its Subsidiaries may from time to time have made customary holiday gifts of nominal value to suppliers or customers.

          SECTION 4.20.  Full Disclosure.

          No statement in this Article IV or in the APHI Disclosure Schedule hereto or in any certificate relating to Article IV delivered pursuant to the requirements of this Agreement by or on behalf of APHI or any APHI Shareholder contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.21.  Tax Returns, Audits and Liabilities.

          (a) Except as set forth in Section 4.21 of the APHI Disclosure Schedule, each of APHI and its Subsidiaries has (i) timely filed in accordance with all applicable laws, all Returns (as defined below) required to be filed by them, (ii) paid all Taxes (as defined below) shown to have become due pursuant to such Returns, and (iii) paid all Taxes (other than those being contested in good faith, all of which are disclosed in Section 4.21 of the APHI Disclosure Schedule) for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, in each case other than failures to file or pay that would not, in the aggregate, have an APHI Material Adverse Effect. All Income Tax and other material Tax Returns filed by each of APHI and each of its Subsidiaries with respect to Taxes were true and correct in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. Except as set forth in Section 4.21 of the APHI Disclosure Schedule, complete copies of (i) consolidated federal Income Tax Returns (as defined below) for APHI and its Subsidiaries and (ii) state and local Income Tax and other Tax Returns of APHI and its Subsidiaries for each of the years ended December 31, 1994, 1995 and 1996, have heretofore been delivered or made available to Alpine and Refraco.

          Except as set forth in Section 4.21 of the APHI Disclosure Schedule,
(A) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any liability for Tax that relates to APHI or any of its Subsidiaries for which a material amount of Tax is at issue, (B) all material amounts required to be collected or withheld by APHI and each of its Subsidiaries with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (C) no extension of time within which to file any material Return that relates to APHI or any of its Subsidiaries has been requested which Return has not since been filed, (D) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any material Return that relates to APHI or any of its Subsidiaries which remain in effect, (E) there are no tax rulings, requests for rulings, closing agreements or changes of accounting method relating to APHI or any of its Subsidiaries which could materially affect their liability for Taxes for any period after the Effective Time, (F) all material federal, state, and local Income Tax Returns of APHI and each of its Subsidiaries with respect to taxable periods through the year ended December 31, 1990 have been examined and closed or are Returns with respect to which the applicable statute of limitations has expired without extension or waiver,
(G) no power of attorney has been granted by APHI or any of its Subsidiaries with respect to any matter relating to Taxes of APHI and its Subsidiaries which is currently in force, (H) no excess loss account (as referred to in Treasury Regulation Section 1.1502-19) exists with respect to any Subsidiary of APHI determined after giving effect to the Split-Off and immediately prior to the Effective Time, (I) neither APHI nor any of its Subsidiaries has any deferred gain or loss (i) arising from deferred intercompany transactions (as referred to in Treasury

Regulation Section 1.1502-13), or (ii) with respect to the stock or obligations of any other member of APHI's affiliated group (as described in Treasury Regulation Section 1.1502-14), (J) neither APHI nor any Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of state revenue statutes, (K) no property or APHI or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (L) neither APHI nor its Subsidiaries is a party to any lease made pursuant to
Section 168(f) of the Code; (M) none of APHI or its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to a prior taxable period that was not recognized in that prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local or foreign tax law, (N) to the extent applicable, APHI and its Subsidiaries have properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 and related provisions of the Code; and (O) any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of APHI or any of its Subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any APHI Employee Plans or other compensation arrangement entered into or in effect prior to the Closing would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

          APHI has filed a consolidated Return for federal Income Tax purposes on behalf of itself and other members of the affiliated group (within the meaning of Section 1504 of the Code) of which it is the parent corporation since at least the date on which it was incorporated. The accruals for deferred Taxes reflected in the audited financial statements of APHI for the year ended December 31, 1996 and in the unaudited consolidated financial statements of APHI and its Subsidiaries for the period ended September 30, 1997 are adequate in all material respects to cover any deferred Tax liability of APHI and its Subsidiaries determined in accordance with generally accepted accounting principles through the date thereof. The accruals and reserves for Taxes in such financial statements are adequate in all material respects to cover any liability of APHI and its Subsidiaries for Taxes for periods through the date thereof.

          (b) APHI has heretofore provided Alpine and Refraco with complete copies (or, if oral, written descriptions) of any Tax Sharing Arrangement to which APHI or any of its Subsidiaries is a party.

          (c) For purposes of this Agreement, except as otherwise expressly provided, unless the context otherwise requires:

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

               "Income Taxes" means any federal, state, local, or foreign income, or franchise Tax and in each instance any interest, penalties, or additions to tax attributable to such Tax;

               "Return" means any report, return, statement, estimate, declaration, form, or other information required to be supplied to a taxing authority in connection with Taxes;

               "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local, or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, or additions to tax attributable to any such Tax; and

               "Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of or with respect to Tax liabilities or Tax benefits.

          SECTION 4.22.  Title to Properties; Absence of Encumbrances.

          Except as set forth in Section 4.22 of the APHI Disclosure Schedule, APHI and its Subsidiaries have good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible), including, without limitation, all properties and assets that are shown on the financial statements attached as Sections 4.6(a)(i) and (ii) to the APHI Disclosure Schedule (except for assets sold in the ordinary course of business since the dates of such statements) and to properties and assets that are shown on the APHI Disclosure Schedule, in each case free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except as may be set forth in the APHI Disclosure Schedule and except for those: (i) securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business; (ii) consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; and

(iii) constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions on the use of the APHI Real Property, provided the same do not materially interfere with or prohibit the present use or continued existence of structures on the properties. Except as set forth in Sections 4.17 and Section 4.22 of the APHI Disclosure Schedule, all assets, properties and rights relating to APHI's business are held by, and all agreements, obligations and transactions relating to APHI's business have been entered into, incurred and conducted by, APHI or its Subsidiaries rather than any of their respective affiliates.

          SECTION 4.23.  Real and Personal Property.

          Section 4.23 of the APHI Disclosure Schedule contains a complete and correct list of all real property (including buildings and structures) owned or leased by APHI and its Subsidiaries and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). APHI has delivered to Refraco title insurance policies or signed title insurance commitments, surveys and copies of all recorded documents referred to in such title insurance policies or commitments for abstracts of title for all owned real property as to which APHI has obtained title insurance or commitments and has such documents related thereto in its possession. All such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements, including those relating to the environment, health and safety, land use and zoning, except in each case where the failure to so comply or conform would not be reasonably likely to cause an APHI Threshold Expenditure, and all work required to be done by APHI or its Subsidiaries as landlord or tenant has been duly performed, except for such work the failure to so duly perform would not be reasonably likely to cause an APHI Threshold Expenditure. No condemnation or other proceeding is pending or threatened which would affect the use of any such property by APHI or its Subsidiaries. Section 4.23 of the APHI Disclosure Schedule hereto contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by APHI and its Subsidiaries with an original cost in excess of $1,000 individually or, in the case of each lease, involving annual payments by APHI or its Subsidiaries in excess of $1,000 and all interests therein. APHI and its Subsidiaries' buildings and other structures, equipment and other assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear, except as will not cause an APHI Threshold Expenditure.

          SECTION 4.24.  Inventory.

          APHI previously has provided to Refraco a list of the inventory of APHI and its Subsidiaries as at November 30, 1997, setting forth a brief description of each item by category and quantity, and by unit and aggregate values. Such inventory is in good and marketable condition, does not and will not include a material amount of items which are obsolete, damaged or slow moving, and (other than the obsolete, damaged or slow moving items) such inventory is saleable in the normal course of the business of APHI and its Subsidiaries as currently conducted, at current applicable prices and within normal inventory "turn" experience. Each item of such inventory is carried on the consolidated balance sheet of APHI and its subsidiaries at the lower of cost or market, with cost determined as indicated on such list on a first-in or last-in, first-out basis.

          SECTION 4.25.  Accounts Receivable.

          APHI previously has provided to Refraco an aged list of the Company's accounts receivable as at November 30, 1997. The accounts receivable of APHI and its Subsidiaries arose in the ordinary course of business for goods or services delivered or rendered, constitute only valid, undisputed claims and are not subject to counterclaims or setoffs (except for credits and adjustments made or to be made by APHI in the ordinary course of business, consistent with past practice) and have been or will be collected at their aggregate recorded amounts less the amount of the applicable reserve for doubtful accounts in the ordinary course of business without resort to litigation.

          SECTION 4.26.  Active Conduct of Business, Etc.

          (a) Subject to the Adjustment (as defined in Section 2.4(a) of the Exchange Agreement), the capital stock of AMI to be received by MTI in exchange for the portion of its APHI Common Stock surrendered in the Split-Off represents consideration bargained for in an arm's-length transaction.

          (b) No part of the capital stock of AMI to be distributed by APHI to MTI will be received by MTI as a creditor or in any other capacity other than that of a shareholder of APHI.

          (c) The AM Division has been engaged in the active conduct of a trade or business (within the meaning of Section 355(b) of the Code) throughout the five-year period ending on the date hereof and as of the date of the Split-Off. Such trade or business was not acquired by either APHI or API within the five-year period ending on the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party, within the meaning of Section 355(b)(2)(C) (except for the Drop-Down, Dividend or Split-Off).

          (d) APHI has been engaged in the active conduct of a trade or business (within the meaning of Section 355(b) of the Code) throughout the five-year period ending on the date hereof and as of the date of the Split-Off. Such trade or business was not acquired by either APHI or API within the five-year period ending on the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party, within the meaning of Section 355(b)(2)(C) (except for the Drop-Down, Dividend or Split-Off). Following the Split-Off and through the Effective Time, APHI intends to continue the active conduct of such trade or business independently from AMI and with its own employees, except as contemplated by the Supply Agreement and the Services Agreement.

          (e) APHI did not acquire control (within the meaning of Section 355(b)(2)(D)) of API at any time within the five-year period ending as of the date hereof and as of the date of the Split-Off.

          (f) APHI did not acquire any equity interest in API within the five-year period ending as of the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party.

          (g) API did not acquire control (within the meaning of Section 355(b)(2)(D)) of AMI at any time within the five-year period ending as of the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party (except for the Drop-Down, Dividend or Split-Off) .

          (h) APHI did not acquire control (within the meaning of Section 355(b)(2)(D)) of AMI at any time during the five-year period ending as of the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party (except for the Drop-Down, Dividend or Split-Off).

          (i) APHI and API are members of an affiliated group within the meaning of Treas. Reg. 1.355-3(b)(4) as of the date hereof and will be as of the date of the Split-Off.

          (j) The Split-Off is being carried out for the corporate business purpose of facilitating the Merger. The Split-Off is motivated, in whole or in substantial part, by this corporate business purpose.

          (k) Except in connection with the Merger, there is no plan or intention by APHI, directly or through any subsidiary corporation, to purchase any of its outstanding capital stock after the Split-Off and through the Effective Time.

          (l) The total adjusted basis and the fair market value of the assets transferred to AMI by each of API and API Technologies in the Drop-Down each equals or exceeds the sum of the liabilities assumed by AMI plus any liabilities to which the transferred assets are subject.

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

          (m) The Assumed Liabilities (as defined in the Drop-Down Documents) and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

          (n) APHI neither accumulated its receivables nor made extraordinary payments of its payables in anticipation of the Split-Off.

          (o) Except as contemplated by the Supply Agreement and the Services Agreement, no intercorporate debt will exist between APHI and AMI at the time of, or subsequent to, the Split-Off and through the Effective Time and any such intercorporate debt will not constitute stock or securities.

          (p)  Neither AMI nor APHI is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv).

          (q) Immediately before the Split-Off, APHI will be in control of AMI (within the meaning of Section 368(c)).

          (r) As of the date of the Split-Off, neither APHI nor AMI will have planned, arranged or negotiated (within the meaning of Rev. Proc. 96-39, 1996-33 IRB 11) any transaction scheduled for closing or completion after the date of the Split-Off which would result in APHI failing to have control of AMI (within the meaning of Section 368(c)) if such transaction had occurred prior to the date of the Split-Off.

          SECTION 4.27   Certain Additional Representations.

          (a) The liabilities of APHI to be succeeded to by Refraco in the Merger, and the liabilities to which the assets of APHI to be acquired by Refraco in the Merger will be subject, were incurred by APHI in the ordinary course of its business.

          (b) APHI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (c) Except as provided in Section 12.11, APHI will pay its own expenses, if any, incurred in connection with the Merger.

          (d) There is no intercorporate indebtedness existing between APHI and Refraco.

          (e) The Refraco Class B Common Stock and cash, as the case may be, received by each APHI Shareholder in exchange for the APHI Common Stock surrendered in the Merger represents consideration bargained for in an arm's-length transaction.

                                    ARTICLE IV A

                  CERTAIN ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE APHI SHAREHOLDERS

          Each of the APHI Shareholders (to its or his respective actual knowledge after reasonable investigation and inquiry, with respect to the representations and warranties set forth in Sections 4A.3 and 4A.8) hereby represents and warrants (as to itself or himself only, except that MTI also represents and warrants with respect to IMETAL SA, a French corporation ("IMETAL"), in the case of Section 4A.2) to Alpine and Refraco, that except as set forth in the APHI Disclosure Schedule:

          SECTION 4A.1.  Title to Shares.

          Each APHI Shareholder is the record and beneficial owner of the number of shares of APHI Common Stock set forth opposite his or its name on Exhibit K, free and clear of all claims, liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts (other than under the Stockholders' and Debtholders' Agreement).

          SECTION 4A.2.  Authority Relative to this Agreement.

          MTI has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it will be a party by MTI and the consummation by MTI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MTI. Each Individual Shareholder has the full right, power and authority to enter into and to perform this Agreement and the Ancillary Agreements to which it will be a party and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by such individual in connection herewith and therewith. This Agreement has been, and at the Closing, the Ancillary Agreements to which each APHI Shareholder will be a party will be, duly executed and delivered by each of the APHI Shareholders, and, assuming the due authorization, execution, and delivery by each of the other parties hereto and thereto, constitutes, or in the case of the applicable Ancillary Agreement, will constitute, legal, valid, and binding obligations of the APHI Shareholders, enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). IMETAL has all necessary corporate power and authority to enter into the IMETAL Letter (as defined below) and to carry out its obligations thereunder. The execution and delivery of the

IMETAL Letter and the performance by IMETAL of its obligations thereunder have been duly authorized by all necessary corporate action on the part of IMETAL. The IMETAL Letter has been duly executed and delivered by IMETAL, and constitutes the legal, valid, and binding obligation of IMETAL, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4A.3.  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by MTI do not, and the execution and delivery of the Ancillary Agreements to which it will be a party will not, and neither the performance by MTI of this Agreement or the Ancillary Agreements to which it will be a party nor the Merger or other transactions contemplated hereby or thereby, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of MTI, (ii) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to MTI (except as provided in Section 4A.3(b)), or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or give to others any other rights pursuant to, or result in the creation of a lien or encumbrance on any of the properties or assets of MTI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which MTI is a party or by which MTI or any of its properties is bound or affected.

          (b) The execution and delivery of this Agreement by MTI do not, and the performance of this Agreement by MTI will not, require MTI to obtain any consent, approval, authorization, or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of federal securities laws, Blue Sky Laws, and filing and recordation of the Certificate of Merger as required by the GCL, (ii) for filings required pursuant to the HSR Act, and (iii) where failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent MTI from performing its obligations under this Agreement and the Ancillary Agreements to which it will be a party.

          (c) The execution and delivery of this Agreement by each of the Individual Shareholders do not, and the execution and delivery of the Ancillary Agreements to which each of the Individual Shareholders will be a party will not, and neither the performance by each of the Individual Shareholders of this Agreement or the Ancillary Agreements to which each of the Individual Shareholders will be a party nor the Merger or other transactions contemplated hereby or thereby, will (i) conflict with or violate any law, rule, regulation, order, judgment, or decree applicable to such Individual Shareholder (except as provided in Section 4A.3(d)), or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or give to others any other rights pursuant to, or result in the creation of a lien or encumbrance on any of the properties or assets of such Individual Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which such Individual Shareholder is a party or by which such Individual Shareholder or any of his properties is bound or affected.

          (d) The execution and delivery of this Agreement by each of the Individual Shareholders do not, and the performance of this Agreement by the Individual Shareholders will not, require any Individual Shareholder to obtain any consent, approval, authorization, or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements of federal securities laws, Blue Sky Laws, and filing and recordation of the Certificate of Merger as required by the GCL, (ii) for filings required pursuant to the HSR Act, and (iii) where failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent an Individual Shareholder from performing his obligations under this Agreement and the Ancillary Agreements to which it will be a party.

          SECTION 4A.4.  No Intention of Disposition, Etc.

          (a) Each APHI Shareholder that receives shares of Refraco Class B Common Stock as Merger Consideration hereby represents and warrants that it or he has no plan or intention to sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of its or his Refraco Class B Common Stock after the Merger, or enter into any contract or arrangement with respect to any of the foregoing matters. MTI hereby represents and warrants that there is no plan or intention by MTI to sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of its stock in AMI subsequent to the Split-Off, or enter into any contract or arrangement with respect to any of the foregoing matters, or permit AMI to liquidate or to sell, exchange, distribute or otherwise dispose of any of its assets other than in the ordinary course of business.

          (b) MTI represents and warrants that, subject to the Adjustment (as defined in the Exchange Agreement), the capital stock of AMI to be received by MTI in exchange for the portion of its APHI Common Stock surrendered in the Split-Off represents consideration bargained for in an arm's-length transaction.

          (c) MTI acknowledges that the AMI Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by it without registration under the Securities Act, except pursuant to Regulation S under the Securities Act or pursuant to another exemption from registration under the Securities Act, and without compliance with applicable Blue Sky Laws. MTI has received all requested documents and other information from APHI and the Individual Shareholders and has had an opportunity to ask questions of and to receive answers from the Individual Shareholders and the officers of APHI with respect to the business, results of operations, financial conditions and prospects of AMI.

          (d) MTI represents and warrants that it did not acquire "control" (within the meaning of Section 355 (b)(2)(D) of the Code) of APHI at any time within the five-year period ending on the date hereof and as of the date of the Split-Off.

          (e) Each APHI Shareholder has not taken any action nor has failed to take any action, the taking of which (or the failure of taking) would be inconsistent with the treatment of the Deferred Interest Bonds ("DIBs") or Subordinated Notes of APHI as indebtedness of APHI.

          (f) At all times since April 1, 1995, each APHI Shareholder has (i) owned the shares of APHI Common Stock set forth opposite his or its name on Exhibit K and (ii) owned such shares free and clear of all claims, liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts (other than the Stockholders' and Debtholders' Agreement).

          (g) The Individual Shareholders represent and warrant that none of the compensation to be received after the Merger from the Surviving Corporation or its Subsidiaries by any employee of the Surviving Corporation or its Subsidiaries who is also an Individual Shareholder was bargained for as consideration for any of their shares of APHI Common Stock; none of the shares of Refraco Class B Common Stock received in the Merger by any employee of APHI or its Subsidiaries who is also an Individual Shareholder was bargained for as consideration for any employment agreement.

          (h) The Individual Shareholders represent and warrant that, except as provided in Section 12.11, the Individual Shareholders will pay their own expenses, if any, incurred in connection with the Merger.

          (i) MTI represents and warrants that following the Split-Off, MTI intends to cause AMI to continue the active conduct of the AM Division independently from Refraco and API and with its own employees, except as contemplated by the Supply Agreement and the Services Agreement.

          (j) MTI represents and warrants that there is no plan or intention by MTI to sell, exchange, transfer or otherwise dispose of any capital stock of AMI or, except in connection with the Merger, APHI after the Split-Off.

          (k) The Individual Shareholders represent and warrant that, except in connection with the Merger, there is no plan or intention by the Individual Shareholders to sell, exchange, transfer or otherwise dispose of any stock in APHI after the Split-Off.

          (l) MTI represents and warrants that there is no plan or intention by AMI, directly or through any subsidiary corporation, to purchase any of its outstanding capital stock after the Split-Off, other than stock purchases meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30.

          (m) MTI represents and warrants that payments made in connection with all continuing transactions between AMI and APHI will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's-length.

          (n) MTI represents and warrants that, except as contemplated by the Supply Agreement and the Services Agreement, no intercorporate debt will exist between Refraco and AMI following the Split-Off and any such intercorporate debt will not constitute stock or securities.

          SECTION 4A.5.  Acquisition of Stock for Investment.

          Each of the APHI Shareholders that receives Refraco Class B Common Stock as part of the Merger Consideration hereunder (as set forth on Exhibit C) acknowledges that such shares of Refraco Class B Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by him or it without registration under the Securities Act, except pursuant to Regulation S under the Securities Act or pursuant to another exemption from registration under the Securities Act, and without compliance with applicable Blue Sky Laws. Certain provisions with respect to the rights of holders of such shares with respect to the registration of such shares of Refraco Class B Common Stock under the Securities Act are contained in the form of Registration Rights Agreement attached hereto as Exhibit F. Each APHI Shareholder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act. Each APHI Shareholder has received all requested documents and other information from Refraco, and has had an opportunity to ask questions of and to receive answers from the officers of Refraco with respect to the business, results of operations, financial conditions and prospects of Refraco.

          SECTION 4A.6.  Brokers.

          No broker, finder, or investment banker is entitled to any brokerage, finder's, or similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of such APHI Shareholder.

          SECTION 4A.7.  Absence of Litigation.

          As of the date hereof, there are no actions, suits, or proceedings pending or (to the actual knowledge of such APHI Shareholder after reasonable investigation and inquiry) threatened against such APHI Shareholder arising out of or in any way related to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

          SECTION 4A.8.  Full Disclosure.

          No statement in this Article IVA or in the APHI Disclosure Schedule hereto or in any certificate relating to Article IVA delivered pursuant to the requirements of this Agreement by or on behalf of such APHI Shareholder contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.


                                     ARTICLE V

                          REPRESENTATIONS AND WARRANTIES
                OF THE INDIVIDUAL SHAREHOLDERS WITH RESPECT TO
                              THE AM DIVISION AND AMI

          Each of the Individual Shareholders hereby represents and warrants to MTI that, except as set forth in the Disclosure Schedule delivered by the Individual Shareholders to MTI and attached hereto and made a part hereof (the "AMI Disclosure Schedule"), to his respective actual knowledge after reasonable investigation and inquiry (except for the representations and warranties set forth in Section 5.20 below, which expressly are not qualified as to such actual knowledge):

          SECTION 5.1.   Intentionally Omitted.

          SECTION 5.2.   Intentionally Omitted.

          SECTION 5.3.   Intentionally Omitted.

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

          SECTION 5.4.   Intentionally Omitted.

          SECTION 5.5.   Financial Statements; Liabilities.

          (a) The unaudited pro forma balance sheet of the AM Division as of September 30, 1997, and the related statements of operations and cash flows for the nine-month period then ended, certified by the principal financial and accounting officer of APHI (including the related notes thereto) attached hereto as Section 5.5(a) to the AMI Disclosure Schedule have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of the AM Division as at the date thereof and the results of its operations and changes in financial position for the period indicated, subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (b) Except as set forth on Section 5.5(b) of the AMI Disclosure Schedule, API does not have any liability or obligation of any nature whatsoever relating to the AM Division of the type required to be set forth on the balance sheet of the AM Division (including the notes thereto) in accordance with generally accepted accounting principles, consistently applied (whether known or unknown, due or to become due, accrued, fixed, contingent, liquidated, unliquidated, or otherwise), other than liabilities and obligations (i) which are reflected in the balance sheet of the AM Division as of September 30, 1997 or reflected in the notes thereto or (ii) which arose in the ordinary course since September 30, 1997 and do not and will not cause an expenditure by the AM Division or AMI of more than $250,000 or which do not and will not, in the aggregate, cause an expenditure by the AM Division or AMI of more than $400,000 (in either case, an "AMI Threshold Expenditure").

          (c) API Technologies does not conduct any business other than the ownership and licensing of intellectual property used by APHI and its Subsidiaries.

          SECTION 5.6.   Intentionally Omitted.

          SECTION 5.7.   Absence of Certain Changes or Events.

          Except as contemplated by this Agreement or disclosed in Section 5.7 of the AMI Disclosure Schedule, since December 31, 1996, the AM Division has been operated diligently and only in the ordinary course of business as theretofore conducted, and there has been no: (i) AMI Material Adverse Effect;
(ii) property damage or destruction resulting in a loss or cost to the AM Division of more than $250,000 in the aggregate, whether or not covered by insurance; or (iii) material transaction in connection with or concerning the AM Division entered into by API with any third party. The term "AMI Material Adverse Effect," as used in this Agreement, means any change, effect, event or situation that is materially adverse to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the AM Division (excluding those certain intercompany accounts referenced in Section 1.1).

          SECTION 5.8.   Absence of Litigation.

          Except as set forth in Section 5.8 of the AMI Disclosure Schedule, no claim, action, proceeding, or investigation is pending or threatened against APHI or its Subsidiaries arising out of the operations of or relating to the properties, assets or operations of the AM Division which would, if adversely determined, cause an AMI Threshold Expenditure.

          SECTION 5.9.   Employee Benefit Plans.

          True, correct, and complete copies, as in effect on the date hereof, of the employee benefit plans (as defined in Section 3(3) of ERISA) and related trust or funding agreements, summary plan descriptions and summaries of material modifications, currently or previously established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by API in connection with the operations of the AM Division or any entity that would be deemed a "single employer" with API in connection with the operations of the AM Division (an "AMI ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, and all bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit, and other similar fringe or employee benefit plans, programs, policies, or arrangements, all employment, consulting, or executive compensation agreements, in each case, whether domestic or foreign, for the benefit of, or relating to, any employee, former employee, consultant, director, or retiree of API in the business or operations of the AM Division or any AMI ERISA Affiliate (including their family members and other beneficiaries) (collectively, the "AMI Employee Plans"), and written descriptions of any oral arrangements or agreements with respect to the foregoing which, individually or in the aggregate, are material, have been provided or made available to MTI prior to the date hereof and are listed in Section 5.9 of the AMI Disclosure Schedule; provided that an AMI Employee Plan that is no longer maintained by the AM Division or an AMI ERISA Affiliate shall not be listed in Section 5.9 of the AMI Disclosure Schedule and copies thereof need not have been made available to MTI prior to the date hereof. Except as which would not, individually or in the aggregate, have an AMI Material Adverse Effect, with respect to any of the AMI Employee Plans: (i) each AMI Employee Plan intended to qualify under
Section 401(a) of the Code (or similar provisions for tax-registered or tax-favored plans of foreign jurisdictions) has received a favorable determination letter from the IRS (or, if applicable, similar approval of foreign governmental authorities) and such letters have been delivered to MTI for any such AMI Employee Plan evidencing its qualified status, and with respect to each such AMI Employee Plan, no event has occurred or condition exists that could disqualify such AMI Employee Plan;
(ii) except as set forth in Section 5.9 of the AMI Disclosure Schedule, no such AMI Employee Plan is or has ever been a Multiemployer Plan or a Multiple Employer Plan, and neither the AM Division nor any AMI ERISA Affiliate has had an obligation to contribute to any multiemployer plan; (iii) no such AMI Employee Plan is or has ever been a defined benefit plan (whether qualified or not under Section 401(a) of the Code); (iv) there has been no "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of the AMI Employee Plans, in connection with which the AM Division or any of its AMI ERISA Affiliates could subject AMI to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code; (v) all payments or contributions required by any AMI Employee Plan, any collective bargaining agreement, or by law to have been made shall have been made prior to the Split-Off or accrued by the AM Division on its financial statements in accordance with generally accepted accounting principles; (vi) no "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has been or could be expected to be incurred, whether or not waived, and no excise or other taxes have been or could be expected to be incurred or are due and owing with respect to the AMI Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (vii) no claim, lawsuit, arbitration or other action is threatened or anticipated or has been asserted or instituted against the AMI Employee Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the AM Division, any AMI ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the AMI Employee Plans; (viii) each AMI Employee Plan complies and has been maintained and operated in all respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Code;
(ix) no AMI Employee Plan is or expected to be under audit or investigation by the IRS, U.S. Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; (x) with respect to each AMI Employee Plan that is funded mostly or partially through an insurance policy, neither the AM Division nor any AMI ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Split-Off; and (xi) the Individual Shareholders will make available to MTI as to each AMI Employee Plan, a true and correct copy of the most recent annual report (Form 5500) filed with the IRS and other like reports required to be filed in foreign jurisdictions and the most recent actuarial report.

          No "reportable event" within the meaning of Section 4043(c) of ERISA, other than any such event for which the 30-day notice requirement under ERISA has been waived, and the regulations thereunder has occurred or is expected to occur, and, except as disclosed in Section 5.9 of the AMI Disclosure Schedule, the consummation of the transaction contemplated by this Agreement will not result in a reportable event with respect to any AMI Employee Plan or any plan of an AMI ERISA Affiliate.

          Except as listed in Section 5.9 of the AMI Disclosure Schedule or as required by Section 4980B(f) of the Code, no AMI Employee Plan provides medical, death, or welfare benefits (whether or not insured) with respect to current or former employees of the AM Division beyond their retirement or other termination of employment.

          Except as disclosed in Section 5.9 of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, or director of the AM Division or the AMI ERISA Affiliates (whether current, former, or retired) or their beneficiaries solely by reason of such transactions. Neither API in connection with the AM Division nor any AMI ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing AMI Employee Plan. Except as disclosed in Section 5.9 of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, neither API in connection with the AM Division nor any AMI ERISA Affiliate maintains a pension plan (as defined in Section 3(2) of ERISA or similar provisions of foreign jurisdictions), including, without limitation, a nonqualified deferred compensation plan or excess benefit plan, that is unfunded. Neither APHI nor its Subsidiaries nor any of their respective directors, officers or employees has taken any action or failed to take any action which would impede the right to amend or terminate any AMI Employee Plan.

          SECTION 5.10.  Permits and Licenses.

          Except as set forth in Section 5.10 of the AMI Disclosure Schedule, on the date hereof API is, and immediately after the Split-Off AMI will be, the holder of all licenses, franchises, ordinances, authorizations, permits, and certificates, domestic or foreign (collectively, the "AMI Licenses"), necessary to enable AMI to continue to conduct the business of the AM Division in all material respects as presently conducted, except where the failure to have such AMI Licenses would not cause an AMI Threshold Expenditure. Except as set forth in Section 5.10 of the AMI Disclosure Schedule, all of the AMI Licenses are now, and on the date of the Split-Off will be, in full force and effect, except those that lapse in accordance with their terms. The Individual Shareholders have no reason to believe that any federal, state, or local government or agency having jurisdiction will revoke, cancel, rescind, refuse to renew in the ordinary course, or modify any of the AMI Licenses. Except as set forth in Section 5.10 of the

AMI Disclosure Schedule, there is not now pending or threatened any investigation before any such federal, state, or local governments or agencies which would cause an AMI Threshold Expenditure. The AM Division has conducted its business so as to comply with all applicable laws, regulations, ordinances, and codes, domestic and foreign, including, without limitation, laws, regulations, ordinances, and codes relating to the protection of the environment, the failure to comply with which would reasonably be likely to cause an AMI Threshold Expenditure.

          SECTION 5.11.  Properties, Contracts and Insurance.

          (a) Except as set forth in Section 5.11(a) of the AMI Disclosure Schedule, on the date hereof API or API Technologies owns, is licensed to use or leases, and immediately after the Split-Off AMI will own, be licensed to use, or lease, all property and assets, real and personal, tangible and intangible (including, but not limited to, all patents, trademarks, trade names, copyrights, technology, know-how, and processes), used in or necessary for the conduct of the businesses of the AM Division as currently conducted except where the failure so to own, license, or lease would not cause an AMI Threshold Expenditure. The use of such patents, trademarks, trade names, copyrights, technology, know-how, and processes by the AM Division does not infringe on the rights of any person, subject to such claims and infringement which have not caused and will not cause an AMI Threshold Expenditure.

          (b) The Individual Shareholders have furnished to MTI true copies of the contracts, leases and commitments listed in Section 5.11(b)(i) to the AMI Disclosure Schedule, including summaries of the terms of any unwritten commitments. Except as set forth in that Section of the AMI Disclosure
Schedule: (1) API and each of the other parties thereto have complied in all material respects with such contracts, leases and commitments, all of which are valid and enforceable; (2) such contracts, leases and commitments are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any lien, claim, encumbrance or restriction on any of the assets or properties of the AM Division; (3) all of such contracts, leases and commitments have been entered into on an arm's-length basis, and none is materially burdensome to the business of the AM Division; and (4) none of the purchase commitments of API with respect to the AM Division is in excess of the normal requirements of its business or at an excessive price. API is not a party, nor are any of the assets or business of the AM Division subject, to any contract, lease or commitment relating to the AM Division not listed in Section 5.11(b)(i) of the AMI Disclosure Schedule (including, without limitation, purchase or sales commitments, financing or security agreements or guaranties, repurchase agreements, agency agreements, manufacturers representative agreements, commission agreements, employment or collective bargaining agreements, pension, bonus or profit-sharing agreements, group insurance, medical or other fringe benefit plans, and leases of real or personal property), other than contracts terminable without penalty on not more than 30 days' notice or that do not involve, individually or in the aggregate, the receipt or expenditure of more than $250,000 in any one year.
Section 5.11(b)(ii) of the AMI Disclosure Schedule contains a list of the ten largest customers and seven largest suppliers (measured by dollar volume of purchases and sales, as applicable) of the AM Division and the dollar amount and percentage of the business of the AM Division which each such customer or supplier represented during the period January 1, 1995 through December 31, 1996. API is not engaged in any material disputes with customers or suppliers relating to the AM Division. No customer or supplier is considering termination, non-renewal or any adverse modification of its arrangements relating to the AM Division with API, and the transactions contemplated by this Agreement will not have a material adverse effect on API's relationship with any of its suppliers or customers relating to the AM Division. API has adequate sources of supply for raw materials and other supplies relating to the AM Division.

          (c) Section 5.11(c) of the AMI Disclosure Schedule sets forth a true and correct list of all insurance coverage currently maintained by or for the benefit of the AM Division with respect to its operations or any incident, event, or thing arising therefrom or relating thereto, setting forth (i) the name of the carrier, (ii) the nature and dollar limits of the coverage, (iii) the policy number and scheduled expiration date, (iv) the premium rate and date through which paid, and (v) the named insureds thereunder. Except as set forth in Section 5.11(c) of the AMI Disclosure Schedule, all such policies are in full force and effect, no notice of default or termination has been given thereunder, and no effect, occurrence, or thing has occurred which, with notice or lapse of time or both, could result in the early termination thereof. It is acknowledged by the parties that such insurance coverage for the benefit of the AM Division will be canceled as of the Closing Date (except as set forth in Section 3(e) of the assumption agreement between API and AMI included in the Drop-Down Documents) and that AMI shall be responsible for obtaining such insurance coverage thereafter, except as may be provided in the Drop-Down Documents.

          SECTION 5.12.  Compliance with Environmental Laws.

          For the purposes of this Section 5.12, the definitions set forth in
Section 3.15 above shall apply, mutatis mutandis, to reflect their applicability to the business, operations and properties of the AM Division. All references in this Section to the AM Division shall include any and all predecessors thereof and any person or entity the liabilities of which, pursuant to the Environmental Laws, contractually, by common law, by operation of law or otherwise, the AM Division or any such predecessors may have succeeded to.

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

          Except as set forth in Section 5.12 of the AMI Disclosure Schedule:

          (a) All of the current and past operations of the AM Division comply and have at all times complied with all applicable Environmental Laws, and any real property presently or formerly owned, used, leased, occupied, managed or operated by the AM Division (collectively, the "AM Real Property") meets the requirements and standards of all applicable Environmental Laws, except for such non-compliances or failures of the AMI Real Property to meet the requirements and standards of applicable Environmental Laws which would not be reasonably likely to result in liability or expenditures to bring into compliance in excess of the AMI Threshold Expenditure with respect to or at an individual AM Real Property.

          (b) The AM Real Property does not contain any Hazardous Substances in, on, over, under or at it, in concentrations which would presently violate any applicable Environmental Laws or would be reasonably likely to result in the imposition of liability or obligations on the present or former owner, manager, or operator of the AM Real Property under any applicable Environmental Laws, including any violation, liability or obligations for the investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the AM Real Property, except those which would not be reasonably likely to result in liability or expenditures in excess of the AMI Threshold Expenditure with respect to or at any individual AM Real Property.

          (c) None of the AM Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA or any similar inventory of sites requiring investigation or remediation maintained by any state or locality. APHI has not received any notice, whether oral or written, from any governmental entity or third party of any actual or threatened Environmental Liability which is outstanding, pending or unresolved with respect to the AM Real Property, except for such notices relating to Environmental Liabilities as would not reasonably be likely to result in liability or expenditures in excess of the AMI Threshold Expenditure with respect to or at any individual AM Real Property.

          (d) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances in, on, over, under or at any AM Real Property, except for such underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances as would not reasonably be likely to result in liability or expenditures in excess of the AMI Threshold Expenditure with respect to or at any individual AM Real Property.

          (e) There are no conditions existing at any AM Real Property or with respect to the business of the AM Division that require, or which with the giving of notice or the passage of time or both will reasonably likely require, remedial or corrective

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

action, removal, monitoring or closure pursuant to the Environmental Laws that is reasonably likely to result in liability or expenditures in excess of the AMI Threshold Expenditure with respect to or at any individual AM Real Property.

          (f) The AM Division has all the permits, licenses, authorizations and approvals necessary for the conduct of its business and for the operations on, in or at the AM Real Property (the "AM Environmental Permits"), which are required under applicable Environmental Laws, the AM Division is in compliance with the terms and conditions of all such AM Environmental Permits, and no reason exists why AMI would not be capable of continued operation of the business of the AM Division in compliance with the AM Environmental Permits and the applicable Environmental Laws following the Split-Off, except for the absence of such permits or any non-compliances with the terms and conditions of such permits as would not reasonably be likely to result in liability or expenditures in excess of the AMI Threshold Expenditure with respect to or at any individual AM Real Property.

          (g) APHI has made available to MTI those material and final environmental reports, assessments, audits, studies, investigations, data, AM Environmental Permits and other written environmental information in its custody, possession or control concerning the business of the AM Division and the AM Real Property that were prepared or are dated within the past five years.

          SECTION 5.13.  Employment Matters.

          (a) Except as set forth in Section 5.13(a) of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, as of the date hereof API: (i) is, and immediately after the Split-Off AMI will be, in compliance in all material respects with all applicable federal, state and provincial laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former, or retired employees or consultants of API in the business of the AM Division (collectively "AMI Employees"); (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to AMI Employees; (iii) is not, and immediately after the Split-Off AMI will not be, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the ordinary course of business and consistent with past practice) is not, and immediately after the Split-Off AMI will not be, liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for AMI Employees, except in each case, for immaterial amounts.

          (b) Except as set forth in Section 5.13(b) of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, no AMI Employee

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

 Plans, employment or other agreements, or trusts exist that expressly or impliedly make reference to, or provide that payments be made or benefits provided, upon any "change in ownership or control," pursuant to which, with or without notice, the lapse of time or action by the AM Division or by any AMI Employee or other person, the payment, vesting, or funding of compensation or benefits is or may be provided or accelerated, or a reversion to the AM Division of assets from an AMI Employee Plan may be prohibited, or an obligation to sell assets may arise, by reason of or in connection with the consummation of a transaction contemplated by this Agreement ("AMI Change of Control Provisions").

          (c) Except as set forth in Section 5.13(c) of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, the AM Division is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any AMI Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Except as set forth in Section 5.13(c) of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, the AM Division has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar such legislation of foreign jurisdictions which would, individually or in the aggregate, directly or indirectly, have an AMI Material Adverse Effect. Except as set forth in
Section 5.13(c) of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, the AM Division is not presently nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to AMI Employees and no collective bargaining agreement is being negotiated by the AM Division.

          (d) Except as set forth in Section 5.9 of the AMI Disclosure Schedule or which would not have an AMI Material Adverse Effect, no AMI Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance.

          SECTION 5.14.  Transactions with Affiliates.

          Except as set forth in Section 5.14 of the AMI Disclosure Schedule, since January 1, 1996, neither APHI nor any of its Subsidiaries has had, in connection with or relating to the AM Division, any direct or indirect dealings with any Individual Shareholder or (except for employment arrangements with their employees) with any key employee of APHI or its Subsidiaries or, in either case, with any of their

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

affiliates, associates or relatives. Except as set forth in such Section of the AMI Disclosure Schedule and except for employment arrangements with their employees, APHI and its Subsidiaries have no obligation to or claim relating to the AM Division against any Individual Shareholder or any key employee of APHI or its Subsidiaries, or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against APHI or its Subsidiaries relating to the AM Division. Such Section of the AMI Disclosure Schedule reasonably describes the nature and extent of any products, services or benefits provided to APHI or its Subsidiaries relating to the AM Division by any such person or entity or provided by APHI or its Subsidiaries to any such person or entity and relating to the AM Division, in each case without a corresponding charge equal to the fair market value of such products, services or benefits.

          SECTION 5.15.  Books and Records.

          The books and records of the AM Division are complete and correct in all material respects and have been maintained in accordance with good business practices.

          SECTION 5.16.  Improper Payments.

          Neither APHI or API nor their respective officers and agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the AM Division. The employees of the AM Division may from time to time have made customary holiday gifts of nominal value to suppliers or customers.

          SECTION 5.17.  Full Disclosure.

          No statement in this Article V or in the AMI Disclosure Schedule hereto or in any certificate relating to Article V delivered pursuant to the requirements of this Agreement by or on behalf of the Individual Shareholders contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.18.  Title to Properties; Absence of Encumbrances.

          Except as set forth in Section 5.18 of the AMI Disclosure Schedule, following the consummation of the Split-Off, AMI will have good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible), including, without limitation, all properties and assets that are shown on the balance sheet attached as Section 5.5(a) to the AMI Disclosure Schedule (except for assets sold in the ordinary course of business since the date of such balance sheet) and to the properties and assets that are shown on the AMI Disclosure Schedule, in each case free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except as may be

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set forth in the AMI Disclosure Schedule and except for those:  (i) securing
Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business; (ii) consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; and
(iii) constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions on the use of the APHI Real Property, provided the same do not materially interfere with or prohibit the present use or continued existence of structures on the properties. Except as set forth in Sections 5.14 and 5.18 of the AMI Disclosure Schedule, all assets, properties and rights relating to the business of the AM Division are held by, and all agreements, obligations and transactions relating to the business of the AM Division have been entered into, incurred and conducted by, API or API Technologies rather than any of their respective affiliates.

          SECTION 5.19.  Real and Personal Property.

          Section 5.19 of the AMI Disclosure Schedule contains a complete and correct list of all real property (including buildings and structures) owned or leased by API and used in the operation of the AM Division and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). The Individual Shareholders have delivered to MTI title insurance policies or signed title insurance commitments, surveys and copies of all recorded documents referred to in such title insurance policies or commitments for all owned real property used in the operation of the AM Division and as to which APHI has obtained title insurance or commitments and has such documents related thereto in its possession. All such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements, including those relating to the environment, health and safety, land use and zoning, except in each case where the failure to so comply or conform would not be reasonably likely to cause an AMI Threshold Expenditure, and all work required to be done by API as landlord or tenant has been duly performed, except for such work the failure to so duly perform would not be reasonably likely to cause an AMI Threshold Expenditure. No condemnation or other proceeding is pending or threatened which would affect the use of any such property by AMI after the Drop-Down. Section 5.19 of the AMI Disclosure Schedule hereto contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by API and used in the operation of the AM Division with an original cost in excess of $1,000 individually or, in the case of each lease, involve annual payments by APHI or its Subsidiaries in excess of $1,000 and all interests therein.

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

The buildings and other structures, equipment and other assets of API used in the operation of the AM Division (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

          SECTION 5.20.  Active Conduct of Business, Etc.

          (a) The AM Division has been engaged in the active conduct of a trade or business (within the meaning of Section 355(b) of the Code) throughout the five-year period ending on the date hereof and as of the date of the Split-Off. Such trade or business was not acquired by either APHI or API within the five-year period ending on the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party, within the meaning of Section 355(b)(2)(C) (except for the Drop-Down, Dividend or Split-Off).

          (b) APHI has been engaged in the active conduct of a trade or business (within the meaning of Section 355(b) of the Code) throughout the five-year period ending on the date hereof and as of the date of the Split-Off. Such trade or business was not acquired by either APHI or API within the five-year period ending on the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party, within the meaning of Section 355(b)(2)(C) (except for the Drop-Down, Dividend or Split-Off). Following the Split-Off and through the Effective Time, APHI intends to continue the active conduct of such trade or business independently from AMI and with its own employees, except as contemplated by the Supply Agreement referred to in Section 2.9(c)(iii) and the Services Agreement contemplated by Section 3.6 of the Exchange Agreement.

          (c) APHI did not acquire control (within the meaning of Section 355(b)(2)(D)) of API at any time within the five-year period ending as of the date hereof and as of the date of the Split-Off.

          (d) APHI did not acquire any equity interest in API within the five-year period ending as of the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party.

          (e) API did not acquire control (within the meaning of Section 355(b)(2)(D)) of AMI at any time within the five-year period ending as of the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party (except for the Drop-Down, Dividend or Split-Off) .

          (f) APHI did not acquire control (within the meaning of Section 355(b)(2)(D)) of AMI at any time during the five-year period ending as of the date hereof and as of the date of the Split-Off in a transaction in which gain or loss was recognized in whole or in part by any party (except for the Drop-Down, Dividend or Split-Off).

          (g) APHI and API are members of an affiliated group within the meaning of Treas. Reg. 1.355-3(b)(4) as of the date hereof and will be as of the date of the Split-Off.

          (h) Except in connection with the Merger, there is no plan or intention by APHI, directly or through any subsidiary corporation, to purchase any of its outstanding capital stock after the Split-Off and through the Effective Time.

          (i) The total adjusted basis and the fair market value of the assets transferred to AMI by each of API and API Technologies in the Drop-Down each equals or exceeds the sum of the liabilities assumed by AMI plus any liabilities to which the transferred assets are subject.

          (j) The Assumed Liabilities (as defined in the Drop-Down Documents) and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

          (k) APHI neither accumulated its receivables nor made extraordinary payments of its payables in anticipation of the Split-Off.

          (l)  Neither AMI nor APHI is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv).

          (m) Immediately before the Split-Off, APHI will be in control of AMI (within the meaning of Section 368(c)).

          (n) As of the date of the Split-Off, neither APHI nor AMI will have planned, arranged or negotiated (within the meaning of Rev. Proc. 96-39, 1996-33 IRB 11) any transaction scheduled for closing or completion after the date of the Split-Off which would result in APHI failing to have control of AMI (within the meaning of Section 368(c)) if such transaction had occurred prior to the date of the Split-Off.

          (o) The Refraco Class B Common Stock and cash, as the case may be, received by each APHI Shareholder in exchange for the APHI Common Stock surrendered in the Merger represents consideration bargained for in an arm's-length transaction.

          (p) Each Individual Shareholder that receives shares of Refraco Class B Common Stock as Merger Consideration hereby represents and warrants that he has no plan or intention to sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of his Refraco Class B Common Stock

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


after the Merger, or enter into any contract or arrangement with respect to any of the foregoing matters.

          (q) Each Individual Shareholder has not taken any action nor has failed to take any action, the taking of which (or the failure of taking) would be inconsistent with the treatment of the Deferred Interest Bonds ("DIBs") of APHI as indebtedness of APHI.

          (r) Except as provided in Section 12.11, the Individual Shareholders will pay their own expenses, if any, incurred in connection with the Merger.

          (s) Except in connection with the Merger, there is no plan or intention by the Individual Shareholders to sell, exchange, transfer or otherwise dispose of any stock in APHI after the Split-Off.

                                      ARTICLE VI

                     COVENANTS OF APHI AND THE APHI SHAREHOLDERS

          SECTION 6.1.   Conduct of Business by APHI Pending the Merger.

          APHI and each of the APHI Shareholders covenant and agree that, except as otherwise contemplated by this Agreement or unless Refraco shall otherwise give its prior written consent, the business of APHI and its Subsidiaries shall be conducted only in, and APHI shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and APHI will use its commercially reasonable efforts to continue its business development activities, to maintain in effect all licenses, approvals, and authorizations, to preserve intact its business organization and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it, and Refraco agrees to cooperate reasonably, if required by APHI, with APHI in connection with the foregoing. By way of amplification and not limitation, except as contemplated by this Agreement, neither APHI nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do or agree to do any of the following without the prior written consent of Refraco:

          (a) amend or otherwise change its Certificate of Incorporation or By-Laws;

          (b) issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge, disposition, or encumbrance of (i) any shares of capital stock of any class, or any options, warrants, convertible securities, subscriptions, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest or equity equivalent, of APHI or any of its Subsidiaries (including, without limitation, stock appreciation rights or "phantom stock") or any other securities in respect of, in lieu of, or in substitution for any outstanding shares or (ii) any material assets of APHI or any of its Subsidiaries, except for sales of goods or services in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or any other ownership interest, or equity equivalent or any other securities (except that the Subsidiaries of APHI may do so), or reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any such capital stock, ownership interest, equity equivalent or other securities, or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other reorganization, or a merger or consolidation; provided that, prior to the Closing, the APHI Shareholders shall cause APHI to contribute to the capital of API any intercompany receivables owed by API to APHI;

          (d) (i) except in the ordinary course of business and consistent with past practice, issue any debt securities or assume, guarantee or endorse the obligations of any other person, except for immaterial amounts; (ii) except in the ordinary course of business and consistent with past practice, make any loans, advances, or capital contributions to, or investments in, any other person (other than to or in APHI or its Subsidiaries or affiliates or customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock of or other ownership interests or equity equivalents in APHI or any of its Subsidiaries; or (iv) except in the ordinary course of business and consistent with past practice, mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

          (e) enter into, adopt, establish or (except as may be required by law) amend or terminate any collective bargaining agreement, bonus, profit sharing, thrift, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expenses) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units), or increase the amount or change in any material respect the terms of any insurance covering directors or officers, except for the payment of bonuses, and other incentive or performance-based compensation to any APHI Employee in respect of calendar year 1997;

          (f) except as set forth in Section 6.1(f) to the APHI Disclosure Schedule, acquire, sell, license, lease, or dispose of any assets outside the ordinary course of business or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;

          (g) change any of the accounting principles or practices used by it, except as required by generally accepted accounting principles (in which event, the APHI Shareholders promptly shall notify Refraco of such change);

          (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any interest therein; (ii) enter into any partnership, joint venture, or similar agreement or arrangement or any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditure(s) (other than those already subject to a commitment) which, individually, is in excess of $50,000, or, in the aggregate, are in excess of $250,000; or (iv) amend or modify any material existing agreement, arrangement, or understanding which would increase the obligations or impair or diminish the rights of APHI or any of its Subsidiaries in any material respect;

          (i) make any tax election or settlement or compromise any income tax liability, in each case that is material to APHI or its Subsidiaries;

          (j) pay, discharge, or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of APHI and its consolidated Subsidiaries or incurred in the ordinary course of business consistent with past practice, except as required by applicable law; provided, however, that APHI or any of its Subsidiaries may repay indebtedness of APHI and its Subsidiaries for borrowed money and may settle the Patent Litigation on substantially the terms set forth on Schedule 6.1(j);

          (k) enter into (in writing or otherwise) any contract, agreement, commitment, arrangement, or understanding (whether or not legally enforceable) to do any of the foregoing; or

          (l) take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made in Article IV or
Article IVA by any APHI Shareholder untrue or incorrect in any material respect.

          SECTION 6.2.   No Solicitation of Transactions.

          From and after the date hereof through the earlier to occur of the Effective Date and the date of termination of this Agreement, APHI and the APHI Shareholders shall not, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of, proposals or offers from any person relating to any acquisition or purchase of all or a substantial portion of the assets (other than the Lime Quarry Sale) of, or any equity interest in, APHI or any of its Subsidiaries or any business combination with APHI or any of its Subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. APHI and the APHI Shareholders will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall immediately demand the return or destruction of any non-public information concerning APHI distributed to other persons for the purpose of soliciting or encouraging any of the foregoing. APHI and the APHI Shareholders shall as soon as practicable (a) notify Refraco if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and (b) disclose to Refraco the terms and conditions of such proposal or offer and the identity of the offeror or potential offeror.

          SECTION 6.3.   Notification of Certain Events.

          From the date hereof until the Effective Time, APHI and the APHI Shareholders shall promptly advise Alpine and Refraco if any claim, suit, governmental proceeding, or litigation is commenced against APHI or any of its Subsidiaries or (to the actual knowledge of any APHI Shareholder) is threatened against APHI or any of its Subsidiaries, which either (a) arise out of or are in any way related to this Agreement or any of the transactions contemplated hereby or (b) would, individually or in the aggregate, if adversely determined, have an APHI Material Adverse Effect. From the date hereof until the Effective Time, the Individual Shareholders shall promptly advise MTI if any claim, suit, governmental proceeding or litigation is commenced against APHI or its Subsidiaries arising out of the operations of or relative to the AM Division or (to the actual knowledge of any Individual Shareholder) any such event is threatened.

          SECTION 6.4.   Consents and Approvals.

          The APHI Shareholders shall cause APHI to use commercially reasonable efforts to obtain the consents and approvals required with respect to the items described in Section 4.5(a) of the APHI Disclosure Schedule and
Section 4.5(b)(ii) hereof.

          SECTION 6.5.   Limitations on Dispositions of Interests.

          (a) Each APHI Shareholder that receives shares of Refraco Class B Common Stock as Merger Consideration (as indicated on Exhibit C) agrees that he or it will not sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of his or its Refraco Class B Common Stock received as Merger Consideration, or enter into any contract or arrangement with respect to any of the foregoing matters, during the period commencing on the Closing Date and ending on the thirty-third monthly anniversary thereof; provided, however, that such limitation shall not apply to any sale or other transfer (A) that is expressly permitted by (i) the provisions of the Shareholders' Agreement, (ii) the terms of the Registration Rights Agreement, (iii) the terms of the Guaranty, or (iv) pursuant to the exercise of the Put Right (as defined in the Refraco Charter Amendment) following acceleration, if any, of such right as provided in the Refraco Charter Amendment or (B) by reason of a transaction described in clause (z) of Section 7.4(a).

          (b) MTI agrees that it will not, and will not enter into any contract or agreement or adopt any resolution to, (i) sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of its shares of capital stock of AMI, or enter into any contract or arrangement with respect to any of the foregoing matters,
(ii) cause or permit AMI to liquidate or to sell, exchange, distribute or otherwise dispose of any of its assets other than in the ordinary course of business and except for transfers to a wholly-owned subsidiary of AMI or
(iii) cause or permit AMI to issue or redeem any shares of capital stock of AMI other than stock purchases meeting the requirements of Section 4.05(1)(b) Rev. Proc. 96-30, in the case of each of (i), (ii) and (iii), during the period commencing on the Closing Date and ending on the thirty-third monthly anniversary thereof.

          SECTION 6.6.   Lime Quarry Sale.

          (a) Notwithstanding any other provision of this Agreement, each APHI Shareholder shall, prior to the Closing, (i) purchase from APHI or its Subsidiary, PSC Investments, Inc. ("PSC"), and (ii) cause APHI or PSC to sell and assign to each APHI Shareholder, its or his proportionate share (based on its or his ownership of APHI Common Stock prior to the Closing) of the promissory note in the principal amount of $3,000,000 that was delivered to PSC upon the consummation of the transactions (the "Lime Quarry Sale") contemplated by the Asset Purchase Agreement, dated as of December 30, 1997, among PSC, Premier Services Corporation and Carmeuse Ohio, Inc. (the "Lime Quarry Agreement"), in consideration of payment to PSC or APHI of $3,000,000 in cash, which amount may be used to repay indebtedness for borrowed money in accordance with the provisions of Section 6.1.

          (b) To the extent the amount of taxes and other expenses incurred by APHI or its Subsidiaries in connection with the Lime Quarry Sale and paid by APHI after the Closing exceeds the Quarry Amount (as hereinafter defined), the APHI Shareholders shall pay or reimburse APHI or its Subsidiaries on demand for such excess. The Quarry Amount shall equal $1,900,000 less the amount of such taxes and expenses paid on and after December 30, 1997 and prior to the Closing.

          SECTION 6.7.   Stockholders' and Debtholders' Agreement.

          APHI and the APHI Shareholders each hereby waives any and all provisions of the Stockholders' and Debtholders' Agreement, including, without limitation, the allocation provisions of Section 15 thereof, to the extent necessary to permit the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements. In addition, by its or his signature below, each of APHI and the APHI Shareholders hereby agrees that the Stockholders' and Debtholders' Agreement shall terminate and be of no further force and effect effective as of the Effective Time and that such termination shall occur automatically and without any other action of the parties thereto or otherwise.

          SECTION 6.8.   Contracts.

          If any of the contracts listed in Section 4.13(b) of the APHI Disclosure Schedule should provide for expiration or be subject to termination before the Closing, the APHI Shareholders shall cause APHI to use commercially reasonable efforts to extend such contracts on reasonable terms in accordance with APHI's past practice, after consultation with Refraco.

          SECTION   Employee Plans.

          APHI and each of the APHI Shareholders covenant and agree that from the date hereof until the Effective Time they shall, at the direction, expense and reasonable request of Refraco, cause APHI to prepare such changes to the APHI Employee Plans as are deemed necessary by Refraco; provided, however, that such changes shall become effective only at the Closing and not before.

                                     ARTICLE VII

                           COVENANTS OF ALPINE AND REFRACO

          SECTION 7.1.   Certain Actions Pending the Merger.

          Alpine and Refraco covenant and agree that, except as otherwise contemplated by this Agreement or unless the APHI Shareholders shall otherwise give their prior written consent, neither Refraco nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do or agree to do any of the following:

          (a) amend or otherwise change its Certificate of Incorporation or By-Laws;

          (b) issue, sell, or authorize the issuance or sale of any shares of capital stock of any class, or any options, warrants, convertible securities, subscriptions, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest or equity equivalent, of Refraco or any of its Subsidiaries (including, without limitation, stock appreciation rights or "phantom stock") or any other securities in respect of, in lieu of, or in substitution for any outstanding shares;

          (c) declare, set aside, make, or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or any other ownership interest, or equity equivalent or any other securities, or reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any such capital stock, ownership interest, equity equivalent, or other securities, or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other reorganization, or a merger or consolidation;

          (d) change any of the accounting principles or practices used by it, except as required by generally accepted accounting principles (in which event, Refraco promptly shall notify the APHI Shareholders of such change); or

          (e) take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Alpine or Refraco herein untrue or incorrect in any material respect.

          SECTION 7.2.   Notification of Certain Events.

          From the date hereof until the Effective Time, Alpine and Refraco shall promptly advise the APHI Shareholders if any claim, suit, governmental proceeding, or litigation is commenced against Alpine, Refraco or any of their respective Subsidiaries or

(to the actual knowledge of Alpine or Refraco) is threatened against Alpine, Refraco or any of their respective Subsidiaries, which either (a) arise out of or are in any way related to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (b) would, individually or in the aggregate, if adversely determined, have an Alpine Material Adverse Effect.

          SECTION 7.3.   Consents and Approvals.

          Alpine and Refraco shall use commercially reasonable efforts to obtain the consents and approvals required with respect to the items described in
Section 3.5(a) of the Alpine Disclosure Schedule and Section 3.5(b)(ii) hereof.

          SECTION 7.4.   Limitations on Dispositions of Interests.

          (a) Alpine agrees that it will not, and will not enter into any contract or agreement or adopt any resolution to, (i) sell, exchange, distribute or otherwise dispose of, or reduce the risk of loss by short sale or otherwise with respect to, any of its equity interest in Refraco or the capital stock of API, or enter into any contract or arrangement with respect to any of the foregoing matters, or (ii) cause or permit Refraco to liquidate or to sell, exchange, distribute or otherwise dispose of any of the assets of API (other than in the ordinary course of its business and except for transfers to a wholly-owned subsidiary of Refraco) during the period commencing on the Closing Date and ending on the second anniversary thereof; provided, however, that nothing herein will prevent Alpine from (x) responding to, negotiating with respect to or completing a transaction resulting from, an unsolicited offer received prior to that time which the Board of Directors of Alpine determines is necessary in order to comply with its fiduciary obligations to Alpine's public shareholders, (y) causing the merger of API, API Technologies and Adience, or
(z) causing the acquisition of Refraco in a transaction that qualifies as a reorganization within the meaning of Section 368(a)(1) of the Code in which the shareholders of Refraco receive solely stock of the acquiring corporation as consideration for their capital stock of Refraco and that does not affect the treatment for tax purposes of the Split-Off as a tax free distribution to MTI under Section 355(a) of the Code and the Merger as an "A" reorganization under
Section 368(a)(1)(A) of the Code.

          (b) Refraco will not redeem or otherwise reacquire any Refraco Class B Common Stock issued as part of the Merger Consideration, except as expressly permitted by the terms of such Refraco Class B Common Stock.

          SECTION 7.5.   Blue-Sky Compliance.

          Alpine and Refraco shall use commercially reasonable efforts to qualify the shares of Refraco Class B Common Stock and the Conversion Shares under the Blue

Sky Laws of the appropriate states to the extent required in connection with the consummation of the transactions contemplated hereby.


                                     ARTICLE VIII

                         ADDITIONAL AGREEMENTS OF THE PARTIES

          SECTION 8.1.   Access to Information; Confidentiality.

          (a) Subject to applicable law, from the date hereof to the Effective Time, APHI and the APHI Shareholders shall afford the officers, employees, and authorized agents of Refraco reasonable access, upon reasonable notice, to APHI's officers, employees, authorized agents, properties, offices, books and records and shall furnish Refraco with all financial and operating data and other information regarding the assets, properties, goodwill and business of APHI as Refraco may from time to time reasonably request. Refraco has retained an environmental consultant reasonably acceptable to APHI (ENSR Corporation ("ENSR") having been previously designated by Refraco and accepted by APHI) to undertake an environmental assessment of the APHI Real Property and APHI's business, including, without limitation, a Phase I assessment for each APHI Real Property (including, without limitation, the AM Real Property). APHI and the APHI Shareholders shall provide reasonable access to the APHI Real Property and APHI's business for the conduct of the environmental assessments, and shall provide to the environmental consultant all known and available information and documentation concerning any environmental matters pertaining to the APHI Real Property and the APHI business.

          (b) In the event of the termination of this Agreement, Alpine and Refraco shall, and shall cause their respective affiliates and their respective officers, directors, employees, and agents to, (i) return promptly every document furnished to them by APHI, the APHI Shareholders or any of their respective officers, directors, employees, and agents in connection with the transactions contemplated hereby and any copies thereof, and shall use their respective best efforts to cause others to whom such documents may have been furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and (ii) destroy promptly all documents created by them from any data, information, or document furnished by APHI or any of its officers, directors, employees, and agents in connection with the transactions contemplated hereby and any copies thereof, and shall use their respective best efforts to cause others to whom such documents may have been furnished promptly to destroy the same and any copies thereof, other than documents created from data, information or documents filed with the SEC or otherwise publicly available.

          (c) Subject to applicable law, from the date hereof to the Effective Time, APHI shall afford the officers, employees, and authorized agents of MTI reasonable access, during normal business hours and upon reasonable notice, to the officers, employees, authorized agents, properties, offices, books, and records of APHI, APHI's Subsidiaries and the AM Division and shall furnish MTI with all financial and operating data and other information regarding the assets, properties, goodwill, and business of APHI, APHI's Subsidiaries and the AM Division as MTI may from time to time reasonably request. MTI has retained ENSR to undertake an environmental assessment of the AM Real Property and the business of the AM Division, including, without limitation, a Phase I assessment for each AM Real Property. APHI shall provide reasonable access to the AM Real Property and the business of the AM Division for the conduct of the environmental assessments, and shall provide to the environmental consultant all known and available information and documentation concerning any environmental matters pertaining to the AM Real Property and the business of the AM Division.

          (d) Subject to applicable law, from the date hereof to the Effective Time, Alpine and Refraco shall afford the APHI Shareholders and their officers, employees and authorized agents reasonable access, upon reasonable notice, to Alpine and Refraco's officers, employees, authorized agents, properties, offices, books and records and shall furnish the APHI Shareholders with all environmental reports, assessments, audits, studies, investigations, data, and other written environmental information in their custody or control that are listed in the Alpine Disclosure Schedule or that concern APHI and its Subsidiaries that were prepared on behalf of Alpine or Refraco, and financial and operating data and other information regarding the assets, properties, goodwill and business of Alpine and Refraco as the APHI Shareholders may from time to time reasonably request.

          (e) Subject to applicable law, from the date hereof to the Effective Time, MTI shall afford the Individual Shareholders and their employees and authorized agents reasonable access, upon reasonable notice, to MTI's officers, employees, authorized agents, properties, offices, books and records and shall furnish the Individual Shareholders with all environmental reports, assessments, audits, studies, investigations, data, and other written environmental information concerning the AM Division prepared on behalf of MTI and in its custody or control as the Individual Shareholders may from time to time reasonably request.

          (f) In the event of the termination of this Agreement, the APHI Shareholders shall, and shall cause their affiliates and officers, directors, employees and agents to, (i) return promptly every document furnished to them by Alpine or Refraco or any of their employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall use their respective best efforts to cause others to whom such documents may have been furnished promptly to return such documents and any


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copies thereof any of them may have made, other than documents publicly available and (ii) destroy promptly all documents created by them from any data, information, or document furnished by Alpine or Refraco or any of their respective employees and agents in connection with the transactions contemplated hereby and any copies thereof, and shall use their respective best efforts to cause others to whom such documents may have been furnished promptly to destroy the same and any copies thereof, other than documents created from data, information or documents publicly available.

          (g) Except as provided in Section 11.5(c), no investigation pursuant to this Section 8.1 or other investigation shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. The terms of the Confidentiality Agreement, dated October 24, 1996, between Alpine and APHI shall survive the termination of this Agreement.

          SECTION 8.2.   Notification of Certain Matters.

          (a) APHI and each of the APHI Shareholders shall give prompt notice to Alpine and Refraco of (i) the occurrence, or non-occurrence, of any event of which it or he has actual knowledge, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such APHI Shareholder contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of APHI and such APHI Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b) Alpine and Refraco shall give prompt notice to APHI and the APHI Shareholders of (i) the occurrence, or non-occurrence, of any event of which it has actual knowledge, the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Alpine or Refraco contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and
(ii) any failure of Alpine or Refraco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 8.3.   Further Action.

          Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents, and approvals and to effect


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


all necessary registrations and filings, including, but not limited to:
(i) reasonable efforts to lift or rescind any injunction or restraining order or other order which may be entered; (ii) cooperation in reasonable tax planning measures for APHI and the Surviving Corporation in light of the transactions contemplated hereby; and (iii) reasonable cooperation in respect of any filings to be made in connection with the Merger and the transactions contemplated hereby.

          SECTION 8.4.   Tax Matters.

          (a) The parties agree and acknowledge that the Merger is intended to qualify as an "A" reorganization under Section 368(a)(1)(A) of the Code.

          (b) The parties agree and acknowledge that, notwithstanding any other provision of this Agreement and the Ancillary Agreements, the Drop-Down, Dividend and Split-Off will be treated by them for tax purposes as follows:

               (i) No gain or loss will be recognized by API or API Technologies on the contributions by API and API Technologies to AMI of the assets and liabilities of the AM Division;

               (ii) AMI will take a carryover tax basis (i.e., equal to the tax basis of API and API Technologies in the assets of the AM Division) in the assets of the AM Division received; and

               (iii) API and API Technologies will realize a deferred intercompany gain or loss, as applicable, on the distribution of the shares of capital stock of AMI to APHI. Such gain or loss will be taken into account, as required by law, upon the Split-Off.

          (c) If, in connection with a tax examination of APHI, Refraco or MTI (a "Tax Examination") or otherwise, a revenue agent or other representative of the IRS or any other taxing authority raises any question as to the status for tax purposes of the Merger, the party that is the subject of (or successor by merger to the subject of) the Tax Examination or inquiry (the "Examined Party") shall promptly notify the other party to this Agreement (the "Other Party") in writing of the fact of the raising of such questions and describe with particularity the nature of any questions raised with regard to the Merger. The Examined Party shall promptly notify, in writing, the Other Party of all developments relating to the Tax Examination or inquiry insofar as such Tax Examination or inquiry relates to the Merger, and shall afford such Other Party (in the event such other party is APHI, Alpine also shall have the right to so participate) in advance of engaging in any substantive oral or any written communications with representatives of any taxing authority, the opportunity to fully participate in every aspect of the conduct and resolution of the portion of such Tax Examination or inquiry that relates to the Merger including,



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without limitation, the preparation of any response, brief, or memorandum to the taxing authority.

          SECTION 8.5.   Public Announcements.

          Refraco, APHI and the APHI Shareholders shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the New York Stock Exchange.

          SECTION 8.6.   Government Compliance.

          Each of APHI, each APHI Shareholder, Alpine and Refraco agrees promptly to effect all necessary registrations, filings, applications, and submissions of information requested by governmental authorities. Alpine and MTI represent to the Individual Shareholders that the applicable waiting period under the HSR Act has been terminated.

          SECTION 8.7.   Non-Competition Agreement.

          (a) Each Individual Shareholder agrees (for himself only) that, for a period of five years after the Closing (the "Restricted Period"), he will not engage or have any interest, directly or indirectly, in any business engaged in the refractories business or the minerals business (involving minerals of the type sold by the AM Division at any time during the two years preceding the Closing) anywhere throughout the world, except that the parties acknowledge that CG's provision of consulting services to AMI shall not be a violation of this provision;

          (b) MTI agrees (and agrees to cause AMI) during the Restricted Period not to engage or have any interest, directly or indirectly, in any business engaged anywhere in North America in the refractories business except in connection with acquisitions, as long as the competing business is not the principal business of the acquired business;

          (c) Refraco will not during the Restricted Period engage or have any interest in the minerals business (involving minerals of the type sold by the AM Division at any time during the two years preceding the Closing) anywhere in North America, except (i) that upon expiration of the Supply Agreement or its termination due to breach by MTI or AMI, Refraco shall be free to purchase magnesite for its own internal use, (ii) for the manufacture, purchase and sale of chemical magnesite on a basis consistent with past practice, and (z) in connection with acquisitions, as long as the competing business is not the principal business of the acquired business; and

          (d)  Without limiting or restricting in any manner the provisions of
Section 8.7 (a), (b) and (c), the parties agree that, during the Restricted
Period: (i) AMI will not engage in any direct or (after reasonable inquiry) indirect sales of chemical magnesite products to the animal feed industry; provided, however, this provision is not meant to limit or prohibit AMI from providing its existing chemical magnesite products to its existing customers, in each case, as of the date of this Agreement, consistent with its past practice;
(ii) AMI will not engage in any direct or (after reasonable inquiry) indirect sales of chemical magnesite products to the utility markets, such as to PECO; provided, however, that, in the event Refraco determines that it cannot supply any such customer or customers competitively out of its own plants, i.e., Gabbs, NV and/or Port St. Joe, FL, Refraco and AMI shall negotiate in good faith to use AMI's plants for this business; and (iii) Refraco will not engage in any direct or (after reasonable inquiry) indirect sales of chemical magnesite products in competition with AMI's ENVIROBLEND-Registered Trademark- product line for such applications for which ENVIROBLEND-Registered Trademark- products are sold as of the date of this Agreement. Unless terminated by AMI or Refraco on not less than one year's notice to the other, from and after the Closing the parties shall continue the arrangement, on a basis consistent with past practice, pursuant to which, prior to the date hereof, API has manufactured certain products at its Port St. Joe, FL plant for the AM Division, and the AM Division has manufactured certain products at its Wilmington, DE plant for API;

provided, however, that (A) MTI's use of its Blend Plant at Mulcoa shall not be a violation of the foregoing provisions; (B) MTI agrees not to use in North America during the Restricted Period the know-how relating to "spray cast" products given to MTI/Plibrico by APHI, which shall not in any event include any such know-how in the possession of MTI/Plibrico prior to Imetal's acquisition of Plibrico/Europe or which was or is independently developed by MTI/Plibrico at any time; and (C) Refraco agrees not to use in Europe during the Restricted Period the know-how relating to the production of "tap holes clays" given by Plibrico to APHI, which shall not in any event include any such know-how already in the possession of Refraco prior to the Closing or in the possession of APHI prior to Imetal's acquisition of Plibrico/Europe, or which was or is independently developed by Refraco or APHI at any time.

          SECTION 8.8.   Subsidiary Merger.

          At the Effective Time, Refraco shall cause the Merger of API, API Technologies and Adience.

          SECTION 8.9.   Intentionally Omitted.

          SECTION 8.10   1997 Bonus Amount.

          Prior to the Closing, the parties shall agree as to the aggregate amount payable after the Closing as bonuses and other incentive or performance-based


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


compensation to APHI Employees in respect of calendar year 1997 (the "1997 Bonus Amount").

          SECTION 8.11   Organizational Matters Pertaining to AMI.

          Prior to the Closing, the APHI Shareholders will cause the following to occur: AMI shall be organized under the GCL with all necessary corporate power and authority to enter into the Ancillary Agreements to which it will be a party and to carry out its obligations thereunder. The execution and delivery of the Ancillary Agreements to which it will be a party by AMI and the consummation by AMI of the transactions contemplated thereby to which it will be a party shall be duly authorized by all necessary corporate action on the part of AMI.


                                      ARTICLE IX

                              CONDITIONS TO THE CLOSING

          SECTION 9.1.   Conditions to Obligations of Each Party.

          The respective obligations of each party to effect the Closing Transactions shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by all of the parties hereto in writing, and each party shall use its or his commercially reasonable efforts to cause such conditions to be fulfilled:

          At the Effective Time, there shall be no effective injunction, writ, or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the Drop-Down, Dividend, Split-Off, Merger or any other transaction contemplated hereby or by the Ancillary Agreements not be consummated as herein provided and there shall not have been any action taken, or any statute, rule, regulation, or order enacted, promulgated or issued or deemed applicable to the Drop-Down, Split-Off, Merger or any other transaction contemplated hereby or by the Ancillary Agreements, by any federal or state government or governmental authority or court, which would (i) prohibit the Surviving Corporation's ownership or operation of all or a material portion of APHI's business or assets, or compel the Surviving Corporation or Alpine to dispose of or hold separate all or a material portion of APHI's business or assets, as a result of the Merger or
(ii) make the consummation of the Merger illegal, and no such action shall have been taken or any such statute, rule, regulation, or order enacted, promulgated, issued, or deemed applicable to the Merger which would be reasonably likely to produce such result.



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

          SECTION 9.2.   Additional Conditions to Obligations of Refraco.

          The obligation of Refraco to effect the Closing Transactions shall also be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by Refraco in writing, and APHI and the APHI Shareholders shall use its or his commercially reasonable efforts to cause such conditions to be fulfilled:

          (a) The representations and warranties of each of the APHI Shareholders set forth in Article IV and Article IVA of this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for changes contemplated by this Agreement and by the Disclosure Schedule, and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) APHI and each of the APHI Shareholders shall in all material respects have performed each obligation to be performed by it or him hereunder at or prior to the Effective Time.

          (c) Refraco shall have received a certificate of APHI, dated the Closing Date, signed by the Chief Executive Officer of APHI, to the effect that, to the best of the knowledge, information, and belief of such officer, the conditions specified in Sections 9.2(a) and (b) have been fulfilled.

          (d) There shall not have been an APHI Material Adverse Effect or an AM Material Adverse Effect.

          (e) Each of the documents referred to in Section 2.9(c) shall have been executed and delivered by each of the parties thereto other than Alpine and Refraco.

          (f) Refraco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are required in connection with the consummation of the transactions contemplated hereby or necessary to conduct the business of APHI and its Subsidiaries as presently conducted have been obtained and are in full force and effect other than those which, if not obtained, would not, either individually or in the aggregate, have an APHI Material Adverse Effect.

          (g) Alpine and Refraco shall have received an opinion from Duane, Morris & Heckscher LLP, as counsel to APHI, dated the Closing Date, in form and substance reasonably satisfactory to Refraco, as to (i) the valid existence and good standing of APHI and its Subsidiaries in their respective jurisdictions of incorporation,



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


(ii) the corporate power and authority of APHI and its Subsidiaries to own their respective assets and properties and to conduct their respective businesses,
(iii) the corporate power and authority of APHI to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and the due authorization thereof by APHI, (iv) the due execution and delivery by APHI and enforceability against APHI of this Agreement and the Ancillary Agreements to which APHI will be a party (other than with respect to the enforceability of the provisions thereof regarding confidentiality and non-competition obligations),
(v) the absence of conflicts with the charter, bylaws or (except as set forth in Section 4.5(a) of the APHI Disclosure Schedule) agreements of APHI listed in
Section 4.14(b) of the APHI Disclosure Schedule, and (vi) the absence of material consents or approvals of or from any governmental or regulatory authority (except as set forth in Section 4.5(b)) required to be obtained by APHI in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          (h) Alpine and Refraco shall have received an opinion from Weil, Gotshal & Manges LLP, as counsel to AMI, dated the Closing Date, in form and substance reasonably satisfactory to Refraco, as to (i) the due organization, valid existence and good standing of AMI in its jurisdiction of incorporation,
(ii) the corporate power and authority of AMI to own the assets and properties of the AM Division and to conduct the business formerly conducted as the AM Division, (iii) the corporate power and authority of AMI to execute and deliver the Ancillary Agreements to which it will be a party and the due authorization thereof by AMI, (iv) the due execution and delivery by AMI and enforceability against AMI of the Ancillary Agreements to which AMI will be a party (other than with respect to the enforceability of the provisions thereof regarding confidentiality and non-competition obligations), (v) the absence of conflicts with the charter, bylaws or agreements of AMI listed in Section 5.11(b)(i) of the AMI Disclosure Schedule, and (vi) the absence of material consents or approvals of or from any governmental or regulatory authority required to be obtained by AMI in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          (i) Alpine and Refraco shall have received (A) an opinion from Weil, Gotshal & Manges LLP, counsel to MTI, dated the Closing Date, in form and substance reasonably satisfactory to Refraco, as to (i) the valid existence and good standing of MTI in its jurisdiction of incorporation, (ii) the corporate power and authority of MTI to own its properties and to conduct its businesses,
(iii) the corporate power and authority of MTI to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and the due authorization thereof by MTI, (iv) the due execution and delivery by MTI and enforceability against MTI of this Agreement and the Ancillary Agreements to which MTI will be a party (other than with respect to the enforceability of the provisions thereof regarding confidentiality and non-competition obligations),
(v) the absence of conflicts with the charter, bylaws or agreements of MTI set forth on a schedule attached to such opinion (there also being attached to such opinion an Officers' Certificate signed by


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


an officer of MTI certifying that the agreements listed on such schedule are all the agreements that are material to MTI), and (vi) the absence of material consents or approvals of or from any governmental or regulatory authority (except as set forth in Section 4A.3(b)) required to be obtained by MTI in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (B) an opinion from counsel to IMETAL and the indirect sole shareholder of MTI, dated the Closing Date, in form and substance reasonably satisfactory to Refraco, as to (i) the valid existence and good standing of IMETAL in its jurisdiction of incorporation, (ii) the corporate power and authority of IMETAL to execute and deliver the IMETAL Letter and the due authorization thereof by IMETAL, and (iii) the due execution and delivery by IMETAL of the IMETAL Letter.

          (j) There shall not have been any action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the Closing Transactions by any federal or state government or governmental authority or court, which would impose or confirm material limitations on the ability of Alpine effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation, and no such action shall have been taken or any such statute, rule, regulation, or order enacted, promulgated, issued, or deemed applicable to the Merger which in the reasonable judgment of Refraco would produce such result.

          (k) All actions, proceedings, instruments, and documents required to carry out the Closing Transactions and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Alpine and Refraco and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

          (l) The conditions precedent (other than those within Refraco's control) to the Lender's obligation to provide financing to Refraco, as set forth in the Commitment Letter, shall have been satisfied or waived.

          (m) At or prior to the Effective Time, APHI shall have received waivers, in form and substance satisfactory to Refraco, from each employee, director, officer, or consultant who is a party to any of the agreements listed in Section 4.15(b) of the APHI Disclosure Schedule and who will not be offered employment with the Surviving Corporation after the Effective Time, of his or her rights under such Change of Control Provisions in such agreements.


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



          (n) At or prior to the Effective Time, APHI shall have received all the consents or approvals required with respect to the items described in Exhibit L and made a part hereof .

          (o) The letter agreement between IMETAL and Refraco attached hereto as Exhibit M and made a part hereof (the "IMETAL Letter") shall remain in full force and effect.

          SECTION 9.3. Additional Conditions to Obligations of APHI and the APHI Shareholders.

          The obligations of APHI and the APHI Shareholders to effect the Closing Transactions are also subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by all of such parties in writing, and each of Alpine and Refraco shall use its commercially reasonable efforts to cause such conditions to be fulfilled:

          (a) The representations and warranties of Alpine and Refraco set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for changes contemplated by this Agreement, and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) Alpine and Refraco shall in all material respects have performed each obligation to be performed by it hereunder at or prior to the Effective Time.

          (c) Each of the APHI Shareholders shall have received a certificate of Alpine and Refraco, dated the Closing Date, signed by the Chief Executive Officer of Alpine, to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in Sections 9.3(a) and (b) have been fulfilled.

          (d)  There shall not have been an Alpine Material Adverse Effect.

          (e) Each of the documents and actions referred to in Section 2.9(c) shall have been executed or taken by the parties thereto other than APHI, the APHI Shareholders and AMI.

          (f) The APHI Shareholders shall have received evidence, in form and substance reasonably satisfactory to them, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are required in connection with the consummation of the Closing Transactions or necessary for Refraco to conduct the business of APHI and its Subsidiaries as presently conducted have been obtained and are in full force and effect other than those which, if not obtained, would not, either individually or in the aggregate, have an Alpine Material Adverse Effect.

          (g) The APHI Shareholders shall have received an opinion from Proskauer Rose LLP, counsel to Alpine and Refraco, dated the Closing Date, in form and substance reasonably satisfactory to the APHI Shareholders, as to
(i) the valid existence and good standing of Alpine, Refraco and certain of the Refraco Subsidiaries set forth in Section 9.3(g) of the Alpine Disclosure
Schedule in their respective jurisdictions of incorporation and qualification,
(ii) the corporate power and authority of Alpine, Refraco and the Refraco Subsidiaries to own their properties and to conduct their businesses, (iii) the corporate power and authority of Alpine and Refraco to execute and deliver this Agreement and the Ancillary Agreements to which they will be a party and the due authorization thereof by Alpine, (iv) the due execution and delivery by Alpine and Refraco and enforceability against Alpine and Refraco of this Agreement and the Ancillary Agreements to which each will be a party (other than with respect to the enforceability of the provisions thereof regarding confidentiality and non-competition obligations), (v) the absence of conflicts with Alpine or Refraco's charter, bylaws or agreements listed as material agreements in the SEC Reports (which include all material agreements of Refraco), (vi) the absence of material consents or approvals of or from any governmental or regulatory authority required to be obtained by Alpine or Refraco in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (vii) the provisions of Article FOURTH of the Refraco Certificate of Incorporation, as amended, are legal, valid and binding on, and enforceable against, Refraco in accordance with their terms; and (viii) the shares of Refraco Class B Common Stock issued as Merger Consideration and the shares of Refraco Class B Common Stock issued pursuant to the provisions of Section 2.7, if applicable, are duly authorized, validly issued, fully paid and non-assessable, and the Conversion Shares are duly authorized, and when issued as contemplated by the Refraco Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

          (h) All actions, proceedings, instruments, and documents required to carry out the Closing Transactions and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for each of the Individual Shareholders and MTI and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

          (i) The financing obtained by Refraco to complete the transactions contemplated hereby shall not be materially less favorable to Refraco than that described in the Commitment Letter.


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



          (j) At or prior to the Effective Time, Alpine and Refraco shall have received all the consents or approvals required with respect to the items described in Exhibit N and made a part hereof.

          SECTION 9.4.   Additional Conditions to Obligations of MTI.

          The obligations of MTI to effect the Closing Transactions are also subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions, any of which may be waived by MTI in writing, and each of the Individual Shareholders shall use its commercially reasonable efforts to cause such conditions to be fulfilled:

          (a) The representations and warranties of the Individual Shareholders set forth in Article V shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for changes contemplated by this Agreement, and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

          (b) MTI shall have received a certificate of the Individual Shareholders, dated the Closing Date, signed by each of them, to the effect that, to the best of the knowledge, information and belief of such parties, the conditions specified in Section 9.4(a) have been fulfilled.

          (c)  There shall not have been an AM Material Adverse Effect.

          (d) MTI shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and third parties as are required in connection with the consummation of the Closing Transactions or necessary to conduct the business of the AM Division as presently conducted have been obtained and are in full force and effect other than those which, if not obtained, would not, either individually or in the aggregate, have an AM Material Adverse Effect.

          (e) There shall not have been any action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the Closing Transactions by any federal or state government or governmental authority or court, which would impose or confirm material limitations on the ability of AMI effectively to operate the business of the AM Division as it previously has been conducted, and no such action shall have been taken or any such statute, rule, regulation, or order enacted, promulgated, issued, or deemed applicable to the Drop-Down, Dividend, Split-Off or Merger which in the reasonable judgment of MTI would produce such result.

          (f) All actions, proceedings, instruments, and documents required to carry out the Closing Transactions and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for MTI and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

          (g) At or prior to the Effective Time, APHI shall have received all the consents or approvals required with respect to the items described in Exhibit O and made a part hereof.


                                      ARTICLE X

                          TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.1.  Termination.

          This Agreement may be terminated at any time prior to the Effective
Time:

          (a) By mutual written consent, duly authorized by the Boards of Directors of Refraco and APHI;

          (b) By either Refraco or APHI, if the Merger shall not have been consummated by February 15, 1998, unless the absence of such consummation shall be due to the failure of the party seeking to terminate this Agreement (or its subsidiaries or affiliates) to perform its obligations under this Agreement required to be performed by it at or prior to the Effective Time;

          (c) By either Refraco or APHI, if a United States or state governmental authority, agency, or commission or United States or state court of competent jurisdiction shall have issued an order, decree, or ruling or taken any other action (which order, decree, ruling, or action the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling, or action shall have become final and non-appealable;

          (d) (i)by APHI, if Refraco or Alpine shall breach or fail to perform in any material respect any of their respective material covenants or agreements contained herein, or by Refraco, if APHI or any of the APHI Shareholders shall breach or fail to perform in any material respect any of their respective material covenants or agreements contained herein;

          (e) (i)by Refraco, if prior to the Effective Time an event or condition occurs which has had or which reasonably may be expected to have an APHI Material

Adverse Effect, by APHI, if prior to the Effective Time, an event or condition occurs which has had or which reasonably may be expected to have an Alpine Material Adverse Effect or by Refraco, APHI or MTI, if prior to the Effective Time an event or condition occurs which has had or which reasonably may be expected to have an AM Material Adverse Effect; provided, however, that the termination right set forth in the foregoing clause (iii) shall be exercisable only prior to the Split-Off.

          SECTION 10.2.  Effect of Termination.

          In the event of termination of this Agreement as provided in
Section 10.1, there shall be no liability or further obligation on the part of any party hereto except (i) as set forth in Section 12.11 hereof and
(ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement.


                                      ARTICLE XI

                             INDEMNIFICATION PROVISIONS

          SECTION 11.1.  APHI Shareholders' Indemnification Obligation.

          Each of the APHI Shareholders agrees that, from and after the Closing, it or he shall, subject to the limitations set forth in Section 11.5(b)(iv) hereof, indemnify, defend and hold harmless Alpine, Refraco and their respective affiliates and their and their affiliates' respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (any party entitled to be indemnified under this Article XI, an "Indemnified Party" and any party obligated to provide indemnification under this Article XI, the "Indemnifying Party"), from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (each, a "Liability" and collectively, "Liabilities") (including any claim by a third party which, without regard to the merits of the claim, would result in Liability if such third party's allegations were true) imposed on, sustained, incurred or suffered by or asserted against any such party, directly or indirectly, in connection with, relating to or arising out of any breach of (a) any representation or warranty of the APHI Shareholders contained in Article IV of this Agreement and any representation or warranty of such APHI Shareholder contained in Article IVA of this Agreement or (b) any covenant or other agreement of APHI or such APHI Shareholder contained in this Agreement; provided, however, that the foregoing obligation of the APHI Shareholders is subject to the applicable limitations set forth in Section 11.5 below.

          SECTION 11.2.  Alpine and Refraco Indemnification Obligation.


          Each of Alpine and Refraco agrees that, from and after the Closing, it shall indemnify, defend and hold harmless the APHI Shareholders and their respective affiliates, and their and their affiliates' respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns, from, against and in respect of any Liabilities (including any claim by a third party which, without regard to the merits of the claim, would result in Liability if such third party's allegations were true) imposed on, sustained, incurred or suffered by or asserted against any such party, directly or indirectly, in connection with, relating to, arising out of or based upon any breach of (a) any representation or warranty of Alpine or Refraco contained in this Agreement or (b) any covenant or other agreement of Alpine or Refraco contained in this Agreement; provided, however, that the foregoing obligation of Alpine and Refraco is subject to the applicable limitations set forth in Section 11.5 below.

          SECTION 11.3.  Individual Shareholders' Indemnification Obligation.

          Each of the Individual Shareholders agrees that, from and after the Closing, he shall, subject to the limitations set forth in Section 11.5(b)(iv) hereof, indemnify, defend and hold harmless MTI and its affiliates and its and its affiliates' respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns, from, against and in respect of any Liabilities (including any claim by a third party which, without regard to the merits of the claim, would result in Liability if such third party's allegations were true) imposed on, sustained, incurred or suffered by or asserted against any such party, directly or indirectly, in connection with, relating to or arising out of any breach of (a) any representation or warranty of the Individual Shareholders contained in
Article V of this Agreement or (b) any covenant or other agreement of such Individual Shareholder contained in Section 6.5(a); provided, however, that the foregoing obligation of the Individual Shareholders is subject to the applicable limitations set forth in Section 11.5 below; provided, further, that the foregoing indemnity with respect to the breach of any representation or warranty contained in Section 5.20 and the breach of any covenant or other agreement contained in Section 6.5(a) shall apply only to Liabilities relating to the taxability of the Split-Off and not to any other Liabilities, including, without limitation, Liabilities relating to the Merger.

          SECTION 11.4.  Procedures for Indemnification for Third Party Claims.

          The obligations and liabilities of the parties under this Agreement with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a "Third Party Claim" and collectively, the "Third Party Claims") shall be subject to the following terms and conditions:

          (a) The Indemnified Party shall give the Indemnifying Party prompt notice of any Third Party Claim, and, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify in accordance with the terms of this Agreement, the Indemnifying Party may undertake the defense of that claim by representatives chosen by it. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify except to the extent that the Indemnifying Party is actually prejudiced by the delay in giving notice.

          (b) If the Indemnifying Party, within 30 days after notice of any such Third Party Claim (or such lesser time as is reasonable), fails to assume the defense in accordance with Section 11.4(a) of this Agreement, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that at the time of the assumption of defense the Indemnifying Party shall acknowledge in writing its obligation to indemnify as provided in Section 11.4(a) of this Agreement and reimburse the Indemnified Party for its out-of-pocket expenses incurred prior to the assumption of defense by the Indemnifying Party.

          (c) Anything in this Section 11.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim. The Indemnified Party shall not, without the written consent of the Indemnifying Party, settle, compromise or pay any Third Party Claim or consent to the entry of judgment with respect thereto.

          (d) If more than one party hereto comprise the Indemnifying Party, they shall use their best efforts to cooperate in the defense of the Third Party Claim with a view to avoiding duplication of expenses.

          SECTION 11.5.  Indemnification Deductibles and Caps.

          (a)  Deductibles.

               (i) No claim for indemnification under Section 11.1(a) may be made except to the extent such claim, together with all other claims under
Section 11.1 in the aggregate, equals or exceeds $500,000, except that such limitation shall not apply with respect to breaches of the representations and warranties set forth in Sections 4.4, 4.12, 4.21, 4.26, 4.27, 4A.1, 4A.2 and 4A.4.

               (ii) No claim for indemnification under Section 11.2(a) may be made except to the extent such claim, together with all other claims under
Section 11.2(a) in the aggregate, equals or exceeds $500,000, except that such limitation shall not apply with respect to breaches of representations and warranties set forth in Sections 3.2, 3.4, 3.9, 3.12 and 3.21.

               (iii) No claim for indemnification under Section 11.3(a) may be made except to the extent such claim, together with all other claims under
Section 11.3(a) in the aggregate, equals or exceeds $500,000, except that such limitation shall not apply with respect to breaches of representations and warranties set forth in Sections 5.9 and 5.20.

          (b)  Caps.

               (i) In no event whatsoever shall the liability of the APHI Shareholders with respect to Liabilities under Section 11.1(a) (other than Liabilities arising out of or relating to any breach of the representations and warranties made in Sections 4A.1 and 4A.2, plus the amount incurred by each such APHI Shareholder for reasonable attorneys' fees and disbursements and other expenses in defending any Third Party Claim pursuant to Sections 11.1(a) and 11.4, exceed the following amounts:

                    (A) in the case of MTI, (I) $10.6 million plus (II) the difference, if any, between $4.4 million and the aggregate amount, if any, of the AMI Indemnity Payments made by MTI (as set forth in Section 11.5(b)(vii)), up to a maximum total liability of $15.0 million; and

                    (B)  in the case of each of the Individual Shareholders,
(I) $2.65 million plus (II) the difference, if any, between $1.1 million and the aggregate amount, if any, of the AMI Indemnity Payments made by such Individual Shareholder (as set forth in Section 11.5(b)(vi)), up to a maximum total liability of $3.75 million.

               (ii) In no event whatsoever shall the liability of Alpine and Refraco with respect to Liabilities under Section 11.2(a) (other than Liabilities arising out of or relating to any breach of the representations and warranties made in Sections 3.2 and 3.4), plus the amount incurred by such parties for reasonable attorneys' fees and disbursements and other expenses in defending any Third Party Claim pursuant to Sections 11.2(a) and 11.4, exceed $8.8 million total liability in the aggregate.

               (iii) In no event whatsoever shall any Individual Shareholder be required to make an aggregate amount of AMI Indemnity Payments in excess of $1.1 million. In no event whatsoever shall the sum of (A) the aggregate liability of any Individual Shareholder with respect to Liabilities under
Section 11.1(a) (other than Liabilities arising out of or relating to any breach of the representations and warranties made in Sections 4A.1 and 4A.2), plus the amount incurred by such Individual Shareholder for reasonable attorneys' fees and disbursements and other expenses in defending any Third Party Claim pursuant to Sections 11.1(a) and 11.4, and (B) the AMI Indemnity Payments made by such Individual Shareholder, exceed $3.75 million total liability in the aggregate for such Individual Shareholder.

               (iv) Each of the APHI Shareholders will be liable for all breaches by any of them of representations and warranties made under Article IV, but each APHI Shareholder will only be liable for the following proportionate shares of Liabilities due to breaches of such representations and warranties:
(A) in the case of MTI, 50%, and (B) in the case of each Individual Shareholder, 12.5%. Each of the Individual Shareholders will be liable for all breaches by any of them of representations and warranties made under Article V, but each Individual Shareholder will be liable for only 25% of such Liabilities due to breaches of such representations and warranties. If an Indemnified Party recovers any Liability from an APHI Shareholder pursuant to Section 11.1(a), such APHI Shareholder shall not be permitted to seek contribution for such Liability from any other APHI Shareholder except to the extent such APHI Shareholder has paid less than its or his proportionate share (as set forth above) of the aggregate amount paid by all APHI Shareholders with respect to such Liability. If an Indemnified Party recovers any Liability from an Individual Shareholder pursuant to Section 11.3, such Individual Shareholder shall not be permitted to seek contribution for such Liability from any other Individual Shareholder. Each APHI Shareholder shall be liable for all Liabilities due to breaches by such APHI Shareholder of representations and warranties made by it or him under Article IVA, but no other APHI Shareholder shall be liable for such Liabilities.

               (v) (A) The liability of the Individual Shareholders for Liabilities under Section 11.3(a) (other than as it relates to the breach of any representation or warranty contained in Section 5.20) shall be limited to 50% of the amount of such Liabilities, which amount (the "Liability Payments") shall be payable to AMI. In the event that any Liability Payments are due and payable, the Individual Shareholders shall make such payments within two Business Days of having received notice from MTI that MTI has contributed the same amount to the capital of AMI.

                    (B) The liability of the Individual Shareholders for Liabilities under Section 11.3(a) as it relates to the breach of any representation or warranty contained in Sections 5.20(a) through (o) shall be limited to 50% of the amount of such Liabilities, and as it relates to the breach of any representation or warranty contained in Sections 5.20(p) through
(s) shall not be subject to such 50% limitation, which amount (the "Section 5.20 Liability Payments") in either case shall be payable to MTI.

                    (C) MTI shall reimburse the Individual Shareholders for 50% of the reasonable attorneys' fees and disbursements and other expenses (the "Legal Expenses") incurred by the Individual Shareholders in defending any Third Party Claim pursuant to Sections 11.3(a) and 11.4 (other than a Third Party Claim relating to Sections 5.20(p) through (s)) within two Business Days of having received a request from the Individual Shareholders to do so.

                    (D) Notwithstanding the foregoing, in the event that MTI pays to a third party in accordance with the provisions of Section 11.4 the entire amount of any such Liabilities under Section 11.3(a), the Individual Shareholders shall reimburse MTI for the applicable percentage of such amount within two Business Days of having received notice from MTI that MTI has made such payment.

               (vi) The AMI Indemnity Payments made by an Individual Shareholder shall equal the aggregate of (A) the Liability Payments made by such Individual Shareholder, (B) the Section 5.20 Liability Payments made by such Individual Shareholder, (C) the Legal Expenses incurred by such Individual Shareholder that have not been reimbursed by MTI, and (D) any reimbursement payment made by such Individual Shareholder pursuant to Section 11.5(b)(v)(D).

               (vii) The AMI Indemnity Payments made by MTI shall equal the aggregate of (A) the contributions to the capital of AMI pursuant to
Section 11.5(b)(v)(A), (B) any reimbursement payment made by MTI pursuant to
Section 11.5(b)(v)(C), and (C) the amount of Liabilities paid by MTI as described in Section 11.5(b)(v)(D) that have not been reimbursed by the Individual Shareholders.

          (c)  Additional Limits on Indemnification.  (i)  If, at the Closing,
(A) Refraco has actual knowledge that any of the representations and warranties of the APHI Shareholders contained in Article IV or Article IVA of this Agreement are untrue, and (B) Refraco elects to consummate the Closing Transactions, then the APHI Shareholders shall have no liability hereunder by reason of any such misrepresentation or breach of warranty to the extent it would have constituted a failure of a condition to Refraco's obligation to effect the Closing Transactions as set forth in Article IX.

               (ii) If, at the Closing, (A) MTI has actual knowledge that any of the representations and warranties of the Individual Shareholders contained in Article V of this Agreement are untrue, and (B) MTI elects to consummate the Closing Transactions, then the Individual Shareholders shall have no liability hereunder by reason of any such misrepresentation or breach of warranty to the extent it would have constituted a failure of a condition to MTI's obligation to effect the Closing Transactions as set forth in Article IX.

               (iii) If, at the Closing, (A) the APHI Shareholders have actual knowledge that any of the representations and warranties of Alpine and Refraco contained in Article III of this Agreement are untrue, and (B) the APHI Shareholders elect to consummate the Closing Transactions, then Alpine and Refraco shall have no liability hereunder by reason of any such misrepresentation or breach of warranty to the extent it would have constituted a failure of a condition to the APHI Shareholders' obligation to effect the Closing Transactions as set forth in Article IX.

          (d) Time Limits On Indemnification. No claim on account of breach of representation or warranty shall be made after the survival periods referred to in Section 12.1 of this Agreement.

          (e) Net Recovery. The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article XI with respect to a Liability shall be net of any recovery actually received by such Indemnified Party from third parties (including insurance proceeds, counterclaims, subrogation actions and the like) after all costs of collection on account of such Liability.

          (f) Tax Benefits. In case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no Liability shall be deemed to have been sustained by such party to the extent of any actual net tax benefit as and when realized by such party with respect thereto. The amount of any Liability for which indemnification is provided hereunder shall be increased to take into account any actual net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder.

          (g) Timing Issues. (i) If, prior to the time the amounts of the limitations set forth in Sections 11.5(b)(i)(A) and 11.5(b)(i)(B) are finally determined, an Indemnifying Party under Section 11.1(a) is required to pay to an Indemnified Party the amount of a Liability under such Section 11.1(a) which would cause the aggregate Liabilities paid or payable by such Indemnifying Party under such Section, plus the aggregate amount incurred by such Indemnifying Party for reasonable attorneys' fees and disbursements and other expenses in defending any Third Party Claim pursuant to Sections 11.1(a) and 11.4, to exceed the applicable limitation under Section 11.5(b)(i) assuming the amounts described in Sections 11.5(b)(i)(A)(II) and 11.5(b)(i)(B)(II) were zero, then the Indemnifying Party shall deposit the portion of such amount representing the excess of such limitation into an interest-bearing escrow account in accordance with the terms of the form of escrow agreement attached hereto as Exhibit P (the "Escrow Agreement"). In such event, the parties shall enter into an agreement substantially in the form of the Escrow Agreement with a mutually acceptable escrow agent, and the funds so deposited shall be held and disbursed in accordance with the terms thereof and this Section 11.5(g).

               (ii) If, prior to the release of all the funds deposited in escrow, (A) any payment or reimbursement or contribution is due in accordance with the provisions of Section 11.5(b)(v), (B) the party required to make such a payment or reimbursement or contribution previously has deposited funds into escrow as provided herein and (C) the amount of such payment or reimbursement or contribution, together with the amount of funds deposited in escrow by such party and prior AMI Indemnity Payments made by such party, would exceed the applicable limitation under the first sentence of Section 11.5(b)(iii), then the party to which such payment or reimbursement or contribution is to be made shall be entitled to withdraw all or a portion of the funds deposited in escrow in an amount equal to such excess (or, if less than such amount is in escrow, the entire amount in escrow) plus a proportionate share of the interest earned thereon, which amount shall be deemed paid by the party required to make such payment or reimbursement or contribution.

               (iii) The aggregate amount of the funds deposited and remaining in escrow together with all interest earned thereon shall be released to the Indemnified Party or Indemnified Parties entitled thereto under Section 11.1(a) upon the later of (A) the fifth anniversary of the Closing Date, or (B) the final resolution of any claims under Section 11.3 that have been asserted as of the fifth anniversary of the Closing Date, unless the parties agree to release such funds earlier.

          SECTION 11.6.  Exclusive Remedy.

          The remedies provided in this Article XI shall be the exclusive remedies of the parties with respect to the matters covered by Sections 11.1, 11.2, 11.3 and 11.8 (but not with respect to matters not covered thereby), except that nothing herein shall prevent a party from seeking specific performance pursuant to Section 12.10, subject to the provisions thereof.

          SECTION 11.7.  Certain Rights to Recover.

          (a) If an Indemnified Party recovers any Liability from Alpine pursuant to Section 11.2, Alpine shall not be permitted to seek contribution for such Liability from Refraco.

          (b) Either Alpine or Refraco (or other Indemnified Party) shall be entitled to recover for any Liability for which an Indemnifying Party is liable under Section 11.1 and the determination of the amount of the Liability shall not in any way be affected by whether Alpine, Refraco or another Indemnified Party is the party that asserts the claim for such liability; provided, however, that Alpine shall not be entitled to recover any more than its proportionate share (based on its ownership of capital stock of Refraco) of any such Liability incurred by Refraco.

          SECTION 11.8.  Lime Quarry Indemnification.

          The APHI Shareholders agree that, from and after the Closing, they shall, jointly and severally, indemnify, defend and hold harmless Refraco and its Subsidiaries, from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (including any claim by a third party which, without regard to the merits of the claim, would result in liability if such third party's allegations were true) imposed on, sustained, incurred or suffered by or asserted against any such party, directly or indirectly, in connection with, relating to or arising out of
(i) taxes and other expenses incurred in connection with the Lime Quarry Sale to the extent such taxes and other expenses payable after the Closing exceed the Quarry Amount, or (ii) the indemnification obligations of PSC under the Lime Quarry Agreement.


                                     ARTICLE XII

                                  GENERAL PROVISIONS

          SECTION 12.1.  Survival of Representations and Warranties.

          The representations and warranties made by the APHI Shareholders in
Article IV and Article IVA of this Agreement shall survive the Effective Time until August 31, 1999, except that those made in Sections 4.12, 4.21, 4.26, 4.27 and 4A.4 shall survive until the expiration of the statute of limitations applicable thereto and except that the representations and warranties made in Sections 4A.1 and 4A.2 shall survive indefinitely, in each case notwithstanding any investigation by any party. The representations and warranties made by Alpine and Refraco in Article III of this Agreement shall survive the Effective Time until August 31, 1999, except that those made in Sections 3.9, 3.12 and
3.21 shall survive until the expiration of the statute of limitations applicable thereto and except that the representations and warranties made in Sections 3.2 and 3.4 shall survive indefinitely, in each case notwithstanding any investigation by any party. The representations and warranties made by the Individual Shareholders in Article V of this Agreement shall survive the Effective Time until August 31, 1999, except that those made in Sections 5.9 and
5.20 shall survive until the expiration of the statute of limitations applicable thereto, notwithstanding any investigation by any party.

          SECTION 12.2.  Notices.

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight delivery or courier service or by telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Alpine, Refraco or APHI:

               The Alpine Group, Inc.
               1790 Broadway
               New York, New York 10019
               Attention:  Stewart H. Wahrsager, Esq.
               Telecopier:  (212) 757-3423

               with a copy to:

               Proskauer Rose LLP
               1585 Broadway
               New York, New York  10036-8299
               Attention:  Ronald R. Papa, Esq.
               Telecopier:  (212) 969-2900

          (b)  if to MTI:

               c/o CE Minerals Inc.
               901 East 8th Avenue
               King of Prussia, PA 19406
               Attention:  Timothy J. McCarthy
               Telecopier: (610) 337-1387

               with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Ellen J. Odoner, Esq.
               Telecopier: (212) 310-8007

          (c)  If to the Individual Shareholders, to:

               Ralph Feuerring
               11111 Biscayne Blvd.
               Miami, FL 33161
               Telecopier: (305) 893-3843

               Charles Gehret
               5275 Militia Hill Road
               Plymouth Meeting, PA 19462
               Telecopier: (610) 649-5639

               John Gehret
               56 Crosby Brown Road
               Gladwyne, PA 19035
               Telecopier: (610) 649-5639

               Stanley Weiss
               American Premier, Inc.
               1717 Pennsylvania Avenue, NW
               Suite 350
               Washington, DC 20006-4603
               Telecopier: (202) 296-8099

               with copies to:

               Duane, Morris & Heckscher LLP
               122 East 42nd Street, Suite 3300
               New York, New York 10168
               Attention:  Robert J. Hasday, Esq.
               Telecopier:  (212) 692-1020

               and

               Bernard Petrie, Esq.
               633 Battery Street
               San Francisco, California  94111
               Telecopier: (415) 982-4746

          SECTION 12.3.  Certain Definitions.

          For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;


          (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

          (c) "person" means an individual, corporation, partnership, association, trust, or any unincorporated organization.

          SECTION 12.4.  Headings.

          The headings contained in this Agreement and the Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedules.

          SECTION 12.5.  Entire Agreement.

          This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

          SECTION 12.6.  Assignment: Parties in Interest.

          Neither this Agreement nor any benefits or obligations hereunder shall be assigned by any party without the consent of the other parties; provided, however, that (a) the benefits and obligations hereof may be assigned by Refraco after the Closing to its successor or to a transferee of all or substantially all of the business of API (excluding the AM Division), in each case that agrees in writing to be bound by the terms hereof as if it were a party hereto or otherwise accepts the obligations of Refraco hereunder (but Refraco shall remain obligated hereunder in the case of such a transfer) and (b) the benefits hereof may be assigned by Refraco by collateral assignment to any bank or institutional lender to Alpine or Refraco. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors, heirs, personal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement, except that any of the Indemnified Parties shall be entitled after the Effective Time to enforce the provisions of Article XI.

          SECTION 12.7.  Governing Law; Consent to Jurisdiction.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of laws, except that the GCL shall apply to the Merger. The parties hereto hereby irrevocably submit to the jurisdiction of any New York state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.


          SECTION 12.8.  Counterparts.

          This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 12.9.  Severability.

          If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          SECTION 12.10. Specific Performance.

          Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance. Notwithstanding the foregoing, the parties agree that the APHI Shareholders shall not be entitled to, and shall not seek, an injunction or other temporary relief restraining the breach, alleged breach or threatened breach of the covenant of Alpine set forth in Section 7.4(a) in the event that such breach, alleged breach or threatened breach arises out of or relates to a transaction that Alpine has notified the APHI Shareholders is intended to qualify as a reorganization that is described in clause (z) of Section 7.4(a), and the APHI Shareholders shall not be entitled to, and shall not seek, the ordering of specific performance with respect to any such matter; provided, however, that nothing herein shall limit, or be deemed to waive, the rights of the APHI Shareholders to seek monetary relief against Alpine or any other person.

          SECTION 12.11. Fees and Expenses.

          Except as provided in Exhibit Q and made a part hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of the termination, if any, of this Agreement pursuant to
Section 10.1.

          SECTION 12.12. Action by Individual Shareholders.

          Any act, notice, election or similar matter that under the terms of this Agreement is to be made, taken or given by the Individual Shareholders shall be determined by the vote or consent of the Individual Shareholders holding a majority of the APHI Common Stock held in the aggregate by all of the Individual Shareholders. Alpine, Refraco and MTI shall be entitled to rely for all purposes under this Agreement and the Ancillary Agreements on any notice or other communication from an Individual Shareholder that purports to be made on behalf of the Individual Shareholders. The Individual Shareholders agree to indemnify Alpine, Refraco and MTI and hold each of them harmless against any claim or expense incurred by it as a result of its reliance on the foregoing.

          SECTION 12.13. Amendment.


          This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 12.14. Waiver.

          At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the parties hereto. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

          SECTION 12.15. Definitions.

          The following terms are defined in the following locations in this Agreement.


      Term                                Defined in Section
      ------                              --------------------

      1997 Bonus Amount                   8.10

      Adience                             3.9(c)

      affiliate                           12.3

      Agreement                           Preamble

      Alpine                              Preamble

      Alpine Disclosure Schedule          Article III Preamble

      Alpine Employee Plans               3.12

      Alpine ERISA Affiliate              3.12

      Alpine Licenses                     3.13

      Alpine Material Adverse Effect      3.1

      AM Division                         1.1

      AM Environmental Permits            5.12(f)

      AMI                                 1.1

      AMI Change of Control Provisions    5.13(b)

      AMI Disclosure Schedule             Article V Preamble

      AMI Employee Plans                  5.9

      AMI Employees                       5.13(a)

      AMI ERISA Affiliate                 5.9

      AMI Indemnity Payments              11.5(b)(vi) and (vii)

      AMI Licenses                        5.10



      Term                             Defined in Section
      ----                             ------------------


      AMI Material Adverse Effect      5.7

      AMI Threshold Expenditure        5.5(c)

      AM Real Property                 5.12(a)

      Ancillary Agreements             3.2

      APHI                             Preamble

      APHI Bank Debt Repayment         2.9(b)(ii)

      APHI Common Stock                2.6(a)

      APHI Disclosure Schedule         Article IV Preamble

      APHI Employee Plans              4.12

      APHI Employees                   4.16(a)

      APHI Environmental Permits       4.15(f)

      APHI ERISA Affiliate             4.12

      APHI Licenses                    4.13

      APHI Material Adverse Effect     4.1

      APHI Preferred Stock             4.4

      APHI Real Property               4.15(a)

      APHI Shareholders                Preamble

      APHI Shareholder Debt Repayment  2.9(b)(vii)

      APHI Stockholders' Agreement     6.7

      APHI Threshold Expenditure       4.5(a)

      API                              1.1

      API Technologies                 1.1

      Blue Sky Laws                    3.5(b)

      Business Day                     2.6(c)

      CE                               Preamble



      Term                             Defined in Section
      ----                             ------------------


      CERCLA                           3.15(c)

      Certificate of Merger            2.2

      CG                               Preamble

      CG Consulting Agreement          2.9(c)

      Change of Control Provisions     4.16(b)

      Closing                          2.9(a)

      Closing Date                     2.9(a)

      Closing Transactions             2.9(b)

      Code                             Recitals

      Commitment Letter                3.24

      control                          12.3

      Conversion Shares                3.4(d)

      DIBs                             4.27(d)

      Dividend                         1.1

      Drop-Down                        1.1

      Drop-Down Documents              1.1

      Effective Time                   2.2

      ENSR                             8.1(a)

      Environment                      3.15

      Environmental Laws               3.15

      Environmental Liabilities        3.15

      ERISA                            3.12

      Escrow Agreement                 11.5(g)

      Examined Party                   8.4(c)

      Exchange Act                     3.5(b)



      Term                             Defined in Section
      ----                             ------------------

      Exchange Agreement               1.1

      GCL                              Recitals

      Guaranty                         2.9(c)

      Hazardous Substances             3.15

      HSR Act                          3.5(b)

      IMETAL                           Article IVA Preamble

      IMETAL Letter                    9.2(o)

      Income Taxes                     4.21(c)

      Indemnified Party                11.1

      Indemnifying Party               11.1

      Individual Shareholders          Recitals

      IRS                              3.12

      JG                               Preamble

      JG Employment Agreement          2.9(c)

      Legal Expenses                   11.5(b)(v)(B)

      Lender                           3.24

      Liabilities                      11.1

      Liability                        11.1

      Liability Payments               11.5(b)(v)(A)

      Lien                             8.11(c)

      Lime Quarry Agreement            6.6(a)

      Lime Quarry Sale                 6.6(a)

      Merger                           Recitals

      Merger Consideration             2.6(a)

      Merger Consideration Adjustment  2.6(c)



      Term                             Defined in Section
      ----                             ------------------


      MTI                              Preamble

      Multiemployer Plan               3.12

      Multiple Employer Plan           3.12

      Other Party                      8.4(c)

      Patent Litigation                2.6(c)

      person                           12.3

      PSC                              6.6(a)

      Quarry Amount                    6.6(b)

      Refraco                          Preamble

      Refraco Charter Amendment        2.9(i)

      Refraco Class B Common Stock     2.6(a)

      Refraco Class B Common
      Stock Purchase                   2.7

      Refraco Common Stock             2.6(a)

      Refraco Employees                3.16(a)

      Refraco Environmental Permits    3.15(f)

      Refraco Ordinary Common Stock    2.6(a)

      Refraco Per Share Dollar Value   2.6(a)

      Refraco Preferred Stock          3.4(a)

      Refraco Real Property            3.15(a)

      Registration Rights Agreement    2.9(c)

      Return                           4.21(c)

      RF                               Preamble

      SEC                              3.6(a)

      SEC Reports                      3.6(a)

      Section 5.20 Liability Payments  11.5(b)(v)(B)



      Term                             Defined in Section
      ----                             ------------------

      Securities Act                   3.6(a)

      Services Agreement               3.9(m)

      Shareholders' Agreement          2.5

      Split-Off                        1.1

      Stockholders' and Debtholders'
      Agreement                        4.4

      Subsidiary                       3.1

      Supply Agreement                 2.9(c)(iii)

      Surviving Corporation            2.1

      SW                               Preamble

      Tax or Taxes                     4.21(c)

      Tax Examination                  8.4(c)

      Tax Sharing Agreement            2.9(c)

      Tax Sharing Arrangement          4.21(c)

      Third Party Claim(s)             11.4


          IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                         THE ALPINE GROUP, INC.


                         By   /s/ Bragi F. Schut
                              -----------------------------------
                              Name: Bragi F. Schut
                              Title: Executive Vice President

                         REFRACO INC.


                         By   /s/ Bragi F. Schut
                              -----------------------------------
                              Name: Bragi F. Schut
                              Title: Executive Vice President

                         AMERICAN PREMIER HOLDINGS, INC.


                         By   /s/ Nicole Hill
                              -----------------------------------
                              Name: Nicole Hill
                              Title: Vice President and Chief
                                     Financial Officer

                         MINERALS TRADING, INC.


                         By   /s/ Timothy J. McCarthy
                              -----------------------------------
                              Name: Timothy J. McCarthy
                              Title: President


                              /s/ Ralph Feuerring
                              ----------------------------------
                                  Ralph Feuerring

                              /s/ Charles Gehret
                              ----------------------------------
                                  Charles Gehret

                              /s/ John Gehret
                              ----------------------------------
                                  John Gehret

                              /s/ Marcia A. Johnston
                              ----------------------------------
                                  Attorney-in-fact for
                                  Stanley Weiss